UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )
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☐	Soliciting Material Pursuant to §240.14a-12

HESKA CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 5, 2010
Dear Heska Stockholder:
I am pleased to invite you to attend the Annual Meeting of Stockholders of Heska Corporation to be held on Tuesday, May 4, 2010 at 9:00 a.m., local time, at 3760 Rocky Mountain Avenue, Loveland, Colorado 80538.
Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement. This notice and all proxy materials in connection with this Annual Meeting are also available on https://materials.proxyvote.com/42805E.
Your vote is important. Whether or not you plan to attend the 2010 Annual Meeting, I hope you will vote as soon as possible. You may vote by mailing a proxy or in person at the annual meeting. Please review the instructions in the proxy statement and on the proxy card regarding your voting options.
Thank you for your ongoing support of and continued interest in Heska.

Sincerely,

Robert B. Grieve
Chairman and Chief Executive Officer,
Heska Corporation
Loveland, Colorado
YOUR VOTE IS IMPORTANT
In order to ensure your representation at the meeting, please complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope (to which no postage need be affixed if mailed in the United States).

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

TIME	9:00 a.m., local time, on Tuesday, May 4, 2010

PLACE	Heska Corporation 3760 Rocky Mountain Avenue Loveland, Colorado 80538

ITEMS OF BUSINESS	1. To elect two Directors to a three-year term.

2.    To adopt a certificate of amendment to our Restated Certificate of Incorporation to reclassify our common stock and add stock transfer restrictions to preserve value of our tax net operating losses.

3. To amend and restate the Company’s 1997 Employee Stock Purchase Plan, including an increase in the number of shares available under the plan by 500,000 shares.

4. To ratify the appointment of Ehrhardt Keefe Steiner & Hottman PC as Heska Corporation’s independent registered public accountant.

5. To consider such other business as may properly come before the 2010 Annual Meeting.

RECORD DATE	You can vote if you were a stockholder of record at the close of business on March 24, 2010.

ANNUAL REPORT AND FORM 10-K/A	Our corporate 2009 Annual Report and annual report on Form 10-K/A for the year ended December 31, 2009, which are not a part of the proxy soliciting material, are enclosed.

VOTING BY PROXY	Please submit a proxy as soon as possible so that your shares can be voted at the 2010 Annual Meeting in accordance with your instructions. For specific instructions on voting, please refer to the instructions on the proxy card.

April 5, 2010	By Order of the Board of Directors

Jason A. Napolitano
Executive Vice President, Chief Financial Officer
and Secretary, Heska Corporation
This proxy statement and accompanying proxy card are being distributed on or about April 5, 2010.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON MAY 4, 2010
The Proxy Statement, the Proxy Card and our 2009 Annual Report on Form
10-K/A for the year ended December 31, 2009 are available at https://materials.proxyvote.com/42805E.

-i-

(Continued)

-ii-

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE 2010 ANNUAL MEETING
Q:	Why am I receiving these materials?

A:	The Board of Directors (the “Board”) of Heska Corporation, a Delaware corporation (“Heska” or the “Company”), is providing these proxy materials for you in connection with Heska’s Annual Meeting of Stockholders (the “Annual Meeting”). The 2010 Annual Meeting will take place on Tuesday, May 4, 2010. As a stockholder, you are invited to attend the 2010 Annual Meeting and are entitled to and requested to vote on the items of business described in this proxy statement.
Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the 2010 Annual Meeting, the voting process, the compensation of our Directors and most highly paid Executive Officers, and certain other required information. Our corporate 2009 Annual Report, and annual report on Form 10-K/A for the year ended December 31, 2009 as filed with the Securities and Exchange Commission (the “SEC”), are also enclosed.
Q:	What items of business will be voted on at the 2010 Annual Meeting?

A:	The items of business scheduled to be voted on at the 2010 Annual Meeting are:
(1)	The election of two nominees to serve on our Board of Directors for a three-year term;

(2)	The adoption of a certificate of amendment to our Restated Certificate of Incorporation to reclassify our common stock and add stock transfer restrictions to preserve value of our tax net operating losses (the “NOL Protective Amendment”);

(3)	The amendment and restatement of the Company’s 1997 Employee Stock Purchase Plan (the “ESPP”), including an increase in the number of shares available under the ESPP by 500,000 shares; and

(4)	The ratification of our independent registered public accountant for fiscal 2010.
We will also consider other business that properly comes before the 2010 Annual Meeting.
Q:	How does the Board recommend I vote on the proposals?

A:	The Board recommends a vote FOR the election of each of the Director nominees, FOR adoption of the NOL Protective Amendment, FOR amendment and restatement of the ESPP and FOR the ratification of Ehrhardt Keefe Steiner & Hottman PC (“EKS&H”) as the Company’s independent registered public accountant.
Q:	Who is entitled to vote?

A:	Stockholders as of the close of business on March 24, 2010 (the “Record Date”) are entitled to vote at the 2010 Annual Meeting. As of the Record Date, 52,163,750 shares of our common stock were issued and outstanding. Each stockholder is entitled to one vote for each share of common stock held on the Record Date. A list of stockholders entitled to vote at the 2010 Annual Meeting will be available at the 2010 Annual Meeting and for ten days prior to the meeting during normal business hours at our offices at 3760 Rocky Mountain Avenue, Loveland, Colorado 80538, by contacting our Secretary.
Q:	How do I vote?

A:	There are two ways you can vote:
(1)	Sign and date each proxy card you receive and return it in the prepaid envelope.
(2)	Vote in-person at the 2010 Annual Meeting. If your shares are held of record by a broker, bank or other nominee and you wish to vote your shares at the 2010 Annual Meeting, you must contact your broker, bank or other nominee to obtain the proper documentation and bring it with you to the 2010 Annual Meeting.

Q:	How can I change my vote or revoke my proxy?

A:	You have the right to revoke your proxy and change your vote at any time before the meeting by notifying our Secretary, or returning a later-dated proxy card. You may also revoke your proxy and change your vote by voting in person at the meeting.
Q:	Who can help answer my questions?

A:	If you have any questions about the 2010 Annual Meeting or how to vote or revoke your proxy, you should contact:
Heska Corporation
Attn: Secretary
3760 Rocky Mountain Avenue
Loveland, Colorado 80538
(970) 493-7272
If you need additional copies of this proxy statement or voting materials, please contact our Secretary as described above.
Q:	What does it mean if I get more than one proxy card?

A:	It means that you hold shares registered in more than one account. Sign and return all proxies to ensure that all of your shares are voted.
Q:	Who will serve as inspector of elections?

A:	The inspector of elections will be a representative of Computershare Trust Company, Inc., our transfer agent.
Q:	What are the quorum and voting requirements for the 2010 Annual Meeting?

A:	The quorum requirement for holding the 2010 Annual Meeting and transacting business is that holders of a majority of the outstanding shares of our common stock entitled to vote must be present in person at the meeting or represented by proxy. Both abstentions and non-votes are counted for the purposes of determining the presence of a quorum, but not in determining the matter at hand. We will consider an abstention or a non-vote on a given matter to be a forfeiture of the right to vote on that matter and a forfeiture of the voting power present at the 2010 Annual Meeting underlying the forfeited votes regarding that matter. Accordingly, if you abstain or do not vote on a given matter, your shares will not be voted “for” or “against” that matter and will not be considered as present and entitled to vote on that matter. However, you may abstain on a given matter for a certain portion of your shares and vote on the same matter with the remaining portion of your shares without forfeiting the votes underlying the shares you choose to vote. For example, a stockholder who owns 100 shares may choose to abstain on a proposal with 50 shares and vote for the same proposal with the other 50 shares. In this case, the stockholder would forfeit his right to vote 50 shares on the proposal and would have his other 50 votes count for the proposal. In addition, an abstention or a non-vote on any matter will not affect your ability to vote on any other matter. If you hold shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to certain matters to be acted upon. If you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and, if so, will not be considered as present and entitled to vote with respect to those matters.

The holders of a majority of the outstanding shares of our common stock, present in person or by proxy, will constitute a quorum for the transaction of business at the 2010 Annual Meeting. Election of Directors will be determined by a plurality of the votes of the shares present in person or by proxy at the 2010 Annual Meeting and entitled to vote on the election of Directors. The NOL Protective Amendment and the ESPP Amendment and Restatement are to be approved by a majority of our shares outstanding. The other matters submitted for stockholder approval at the 2010 Annual Meeting, are to be approved by the affirmative vote of a majority of the shares having voting power present in person or by proxy at the 2010 Annual Meeting and entitled to vote on the subject matter.

Q:	Who can attend the 2010 Annual Meeting?

A:	All stockholders as of the Record Date can attend. If you wish to vote your shares at the 2010 Annual Meeting and your shares are held of record by a broker, bank or other nominee, you must contact your broker, bank or other nominee to obtain the proper documentation and bring it with you to the 2010 Annual Meeting.
Q:	What happens if additional matters are presented at the 2010 Annual Meeting?

A:	Other than the four items of business described in this proxy statement, we are not aware of any other business to be acted upon at the 2010 Annual Meeting. If you grant a proxy, the persons named as proxyholders — Robert B. Grieve, Ph.D., our Chairman and Chief Executive Officer, Jason A. Napolitano, our Executive Vice President, Chief Financial Officer and Secretary and Michael A. Bent, our Vice President, Principal Accounting Officer and Controller — will have the discretion to vote your shares on any additional matters presented for a vote at the meeting. If for any unforeseen reason any of our nominees is not available as a candidate for Director, the persons named as proxyholders, Dr. Grieve, Mr. Napolitano and Mr. Bent, will vote your proxy for such other candidate or candidates who may be nominated by the Board.
Q:	Where can I find the voting results of the meeting?

A:	We intend to announce preliminary voting results at the 2010 Annual Meeting, and publish final voting results in an 8-K filing with the SEC within 4 business days of the 2010 Annual Meeting. If final voting results are not available within 4 business days of the 2010 Annual Meeting, we intend to publish preliminary voting results in an 8-K filing with the SEC on the fourth business day following the 2010 Annual Meeting and then publish final voting results in an 8-K filing with the SEC within 4 business days of the final voting results becoming known.
Q:	May I propose actions for consideration at next year’s Annual Meeting or nominate individuals to serve as Directors?

A:	You may submit proposals, including Director nominations, for consideration at future stockholder meetings. All proposals or nominations should be addressed to: Secretary, Heska Corporation, 3760 Rocky Mountain Avenue, Loveland, Colorado 80538.

Stockholder Proposals: For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting next year, the written proposal must be received by our Secretary at our principal executive offices under either (1) Rule 14a-8 under the Securities Exchange Act of 1934, as amended (a “Rule 14 Proposal”) or (2) the bylaws of Heska (a “Bylaws Proposal”). A Rule 14 Proposal must be received by our Secretary at our principal executive offices no later than December 6, 2010. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s annual meeting, the deadline for inclusion of proposals in our proxy statement is instead a reasonable period of time before we begin to print and mail our proxy materials. Such proposals also will need to comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the inclusion of stockholder proposals in company-sponsored proxy materials. For a Bylaws Proposal, the stockholder must deliver a written notice of intent to propose such action in accordance with our bylaws, which in general require that the notice be received by us not less than 60 days nor more than 90 days prior to the first anniversary of the date on which notice of the prior year’s annual meeting was mailed to stockholders. These proxy materials for the 2010 Annual Meeting were mailed on April 5, 2010. This means that for the 2011 Annual Meeting, that any such proposal must be received no earlier than January 5, 2011 and no later than February 4, 2011.

Director Nominees: You may propose Director candidates for consideration by the Board’s Corporate Governance Committee. Any such recommendations should be directed to our Secretary at our principal executive offices. In addition, you may nominate a Director for consideration by Heska’s stockholders if you give timely and adequate notice to our Secretary of your intention to make such nomination in accordance with our bylaws, which require that the notice be received by the Secretary within the time periods described above under “Stockholder Proposals” and with the detail regarding your nomination as is required by our bylaws.

Copy of Bylaw Provisions: You may contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating Director candidates. A copy of our bylaws has also been filed with the SEC with our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002. A copy of which is accessible at the website of the SEC at www.sec.gov.
Q:	Who bears the costs of soliciting votes for the 2010 Annual Meeting?

A:	Heska is making this solicitation and will pay the entire cost of preparing, printing, assembling and mailing these proxy materials. In addition to the mailing of these proxy materials, certain of our Directors and employees may solicit proxies on our behalf in person, by telephone, electronic transmission or facsimile. No additional compensation will be paid to these people for such solicitation. We may enlist the assistance of brokerage firms, fiduciaries, custodians and other third party solicitation firms in soliciting proxies. If we elect to engage any such assistance, our arrangements with the solicitation firm(s) will be on customary terms and conditions, the anticipated cost of which is not anticipated to be material to us. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

BOARD STRUCTURE AND COMMITTEES
Our Board is divided into three classes serving staggered three-year terms. Our Board has three standing Committees, each of which is chaired by an independent Director: (1) Audit (the “Audit Committee”), (2) Compensation (the “Compensation Committee”) and (3) Corporate Governance (the “Corporate Governance Committee”). The membership during 2009 and the function of each Committee are described below. Our Board held five meetings during 2009. Our Board currently has six Directors: Robert B. Grieve, Ph.D., Chairman, William A. Aylesworth, Peter Eio, G. Irwin Gordon, Louise L. McCormick and John F. Sasen, Sr. All of our Directors in 2009 attended our last annual meeting of stockholders and at least 75% of all Board and applicable Committee meetings.
Board Leadership Structure
Since May 2000, Dr. Grieve has served as both our Chairman and Chief Executive Officer and we believe the Company has benefited from the efficiencies inherent in combining these roles during this time period. Beginning at our 2010 Annual Meeting, Mr. Aylesworth is to assume the role of Lead Director and as such is expected to chair sessions involving only the independent Directors. We believe appointing a Lead Director will simplify communications between management and the independent Directors, enhance our Board’s operations, in particular in situations where it is appropriate for the independent Directors to act without management involvement, and increase the credibility of the Company’s independent Director oversight function.
Board Risk Oversight
Our business, including risk oversight, is conducted with the advice, counsel and direction of our Board. The formal channel for risk-related information to be communicated to our Board is through our Chief Executive Officer. Our Chief Executive Officer periodically conveys the Company’s risks, including credit risks, liquidity risks and operational risks to the Board at Board meetings and through other forms of communication, such as email, as appropriate. Our Board may also discuss the Company’s risks with other members of management as directed by our Chief Executive Officer or as part of another Board function. For example, our Chief Financial Officer and our Controller have both discussed credit risk with Directors during an Audit Committee meeting primarily focused on accounting determinations.
Board Independence
Our Board has determined that each of the Directors standing for re-election has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and meets the requirements of “independence” as set forth in the rules and regulations promulgated by the SEC and the Nasdaq Stock Market listing standards (the “Nasdaq Listing Standards”). Furthermore, the Board has determined that, with the exception of Dr. Grieve, Heska’s Chairman and Chief Executive Officer, all current members of the Board meet the requirements of “independence” as set forth in the rules and regulations promulgated by the SEC and the Nasdaq Listing Standards.
Audit Committee
Our Audit Committee has the following responsibilities:
•	appoint and replace our independent auditors;
•	compensate and oversee the work of our independent auditors;
•	oversee and monitor the integrity of our annual and quarterly financial statements;

•	review and discuss with management and our independent auditors significant financial reporting issues and critical accounting policies and practices;
•	oversee and monitor the qualifications, independence and performance of our independent auditors;
•	oversee and monitor our internal accounting and financial controls; and
•	provide the results of examinations and recommendations derived therefrom to the Board.
During 2009, our Audit Committee met four times. Our Audit Committee has consisted of Mr. Aylesworth, as Chairman, Mr. Eio and Ms. McCormick since our 2008 Annual Meeting. Beginning at our 2010 Annual Meeting, our Audit Committee is to consist of Mr. Eio, as Chairman, Mr. Aylesworth and Ms. McCormick.
Our Board has determined that each of the current members of our Audit Committee meets the requirements of “independence” as set forth in Section 10A(m)(3) of the Securities Exchange Act of 1934, the rules and regulations promulgated by the SEC and the Nasdaq Listing Standards. Our Board has also determined that William A. Aylesworth is an audit committee financial expert within the meaning of the rules and regulations promulgated by the SEC and he has accounting and related financial management expertise within the meaning of the Nasdaq Listing Standards.
Our Audit Committee has a written charter, which is available on our website at www.heska.com (under Investors — Corporate Governance). The Company’s website address provided above is not intended to function as a hyperlink, and the information on the Company’s website is not and should not be considered part of this proxy statement and is not incorporated by reference herein.
Compensation Committee
Our Compensation Committee has the following responsibilities:
•	discharge the Board’s responsibilities relating to compensation of our Executive Officers, including our Chief Executive Officer;
•	oversee all compensation programs involving the use of our stock; and
•	produce an annual report on executive compensation for inclusion in our proxy statement for our annual meeting of stockholders.
During 2009, our Compensation Committee met four times. Our Compensation Committee has consisted of Mr. Eio, as Chairman, Mr. Gordon and Mr. Sasen since our 2008 Annual Meeting. Beginning at our 2010 Annual Meeting, our Compensation Committee is to consist of Mr. Gordon, as Chairman, Mr. Eio and Mr. Sasen.
Our Board has determined that each of the current members of our Compensation Committee meets the requirements of “independence” as set forth in the rules and regulations promulgated by the SEC and the Nasdaq Listing Standards.
Our Compensation Committee has a written charter, which is available on our website at www.heska.com (under Investors — Corporate Governance). The Company’s website address provided above is not intended to function as a hyperlink, and the information on the Company’s website is not and should not be considered part of this proxy statement and is not incorporated by reference herein.

Corporate Governance Committee
Our Corporate Governance Committee has the following responsibilities:
•	assist our Board by identifying qualified candidates for Director, and select the Director nominees for each annual meeting of stockholders;
•	lead our Board in its annual review of our Board’s performance;
•	recommend Director nominees to our Board for each Board Committee; and
•	develop and recommend to our Board the corporate governance guidelines applicable to the Company.
During 2009, our Corporate Governance Committee met five times. Our Corporate Governance Committee consisted of Mr. Sasen, as Chairman, Mr. Aylesworth and Mr. Gordon prior to our 2009 Annual Meeting on May 5, 2009 and Mr. Sasen, as Chairman, Mr. Gordon and Ms. McCormick beginning at our 2009 Annual Meeting. Beginning at our 2010 Annual Meeting, our Corporate Governance Committee will consist of Ms. McCormick, as Chairwoman, Mr. Gordon and Mr. Sasen.
Our Board has determined that each of the current members of our Corporate Governance Committee meets the requirements of “independence” as set forth in the rules and regulations promulgated by the SEC and the Nasdaq Listing Standards.
Our Corporate Governance Committee has a written charter, which is available on our website at www.heska.com. In addition, our Corporate Governance Committee prepared, and our full Board has approved, Corporate Governance Guidelines outlining the qualifications, responsibilities and other issues related to our Board’s governance role and functions. The document is also available on our website at www.heska.com (under Investors — Corporate Governance). The references to the Company’s website address provided above is not intended to function as a hyperlink, and the information on the Company’s website is not and should not be considered part of this proxy statement and is not incorporated by reference herein.
Director Qualification and Nomination
All of our Directors have served on our Board for over a year and have gained Company and industry specific knowledge as a result. The experience, qualifications, attributes or skills that qualify our Directors to serve on our Board are discussed on a Director-by-Director basis in the “Election of Directors” section of this document as well as in this “Board Structure and Committees” section. None of our Directors is serving as a result of one specific qualification. It is the breadth of their individual experiences and the manner in which they complement each other as a group that make them individually and collectively attractive Directors.
Our Corporate Governance Committee does not have an established policy for minimum qualifications of Director nominees or appointees. However, pursuant to our Corporate Governance Committee Charter, we believe that it is in the best interests of the Corporation and its stockholders to obtain highly qualified candidates for the Board. Our Corporate Governance Committee seeks candidates with excellent decision-making ability, business experience, relevant experience, personal integrity and reputation as candidates for nomination and appointment.
Our Corporate Governance Committee does not have an established policy for diversity of Director nominees or appointees. However, we believe diversity is inherent in our approach of seeking high quality individuals with complementary skills to create a group dynamic and decision making process that is even stronger than would be obtained by the mere summation of its individual contributors in isolation.

Our Corporate Governance Committee does not have a formalized process for identifying and evaluating nominees or appointees for Director. Our Corporate Governance Committee determines desired Board member skills and attributes and conducts searches for prospective Director candidates whose skills and attributes reflect those desired. This analysis may start with a Board evaluation, including determination of areas of strength and areas for improvement. Particular skills and experience may be desired in areas of improvement. Our Corporate Governance Committee may determine guidelines and parameters for a search for an individual with the desired skills and experience. Our Corporate Governance Committee will evaluate candidates identified by its own initiative as well as candidates referred to it by other members of the Board, by the Company’s management, or by external sources. Our Corporate Governance Committee has utilized a third-party executive search firm in the past to identify candidates as well as other sources such as the National Association of Corporate Directors Registry® database.
Our Corporate Governance Committee will also consider nominees recommended by stockholders provided such recommendations are made in accordance with our bylaws and the procedures described in this proxy statement under “Questions and Answers About the Proxy Materials and the 2010 Annual Meeting.” Although to date no stockholder has presented any candidate for Board membership to us, it is expected that recommendations from stockholders would generally be considered in the same manner as recommendations by a Director or an Officer of the Company.
Stockholder Communication with our Board
Stockholders can contact our Board, any Committee thereof, or any Director in particular, by writing to them, c/o Heska Corporation, 3760 Rocky Mountain Avenue, Loveland, Colorado 80538, Attn: Secretary. We will forward any correspondence sent in the foregoing manner to the appropriate addressee without review by management.

DIRECTOR COMPENSATION
The form and amount of compensation paid to the non-employee Directors is reviewed from time to time by our Corporate Governance Committee, which currently is reviewing the method and level of Director compensation and may approve corresponding changes to take effect prior to year end. Any revisions to our Director Compensation policy have been recommended by our Corporate Governance Committee and approved by our Board.
In 2009, our sole employee Director did not receive any separate compensation for his Board activities. Non-employee Directors received the compensation described below.
On each date of our Annual Meeting, each continuing non-employee Director who was a Director immediately prior to the Annual Meeting automatically receives options to purchase shares of our common stock valued at $37,500, subject to a maximum grant of options to purchase 50,000 shares of our common stock. These grants are to be immediately exercisable and to vest in full on the earlier of (i) the one year anniversary of the date of grant and (ii) the date immediately preceding the date of the Annual Meeting for the year following the year of grant for the award. Any new non-employee Directors appointed or elected to our Board will be automatically granted options to purchase shares of our common stock valued at $37,500, subject to a maximum grant of option to purchase 50,000 shares of our common stock. Any such grant is to be immediately exercisable and to vest over a period of four years in equal annual installments. The value for options granted pursuant to this paragraph is to be determined pursuant to our option valuation policy at the time of issuance.
Each non-employee Director was also entitled to an annual cash retainer in the amount of $20,000 during 2009. Effective January 1, 2010, and following the study of data from a compensation consultant, the annual cash retainer was increased to $30,000. The Company pays the annual retainer in advance, in quarterly installments on the first business day of each calendar quarter, subject to the non-employee Director’s continued service to the Company as a non-employee Director on such date.
Beginning on July 1, 2010, our Lead Director is to be entitled to an annual cash retainer in the amount of $10,000 (the “Lead Retainer”). The Company is to pay the Lead Retainer in advance, in quarterly installments on the first business day of each calendar quarter, subject to the non-employee Director’s continued service as Lead Director. In addition, each non-employee Director who served as Chairperson of a Board Committee was entitled to an annual cash retainer in the amount of $5,000 (the “Chair Retainer”) through June 30, 2009. The Chair Retainer was reduced from $5,000 to $2,500, effective July 1, 2009. The Company pays the Chair Retainer in advance, in quarterly installments on the first business day of each calendar quarter, subject to the non-employee Director’s continued service as Chairperson of such Committee. Each non-employee Director who serves on a Board Committee is entitled to an annual cash retainer of $2,500 (the “Committee Retainer”). A non-employee Director who is also the Chairperson of a Committee shall be entitled to the Committee Retainer in addition to the Chair Retainer. The Company pays the Committee Retainer in advance, in quarterly installments on the first business day of each calendar quarter, subject to the non-employee Director’s continued service as a member of such Committee. Non-employee Directors will also continue to be reimbursed for customary and usual travel expenses.

The following tables provide information for fiscal 2009 compensation for non-employee Directors who served during fiscal 2009.
Director Compensation (1)

					Change in
	Fees				Pension
	Earned				Value and
	Or			Non-Equity	Nonqualified
	Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)	($)	($) (2) (3)	($)	Earnings	($)	($)
William A. Aylesworth	27,500	—	16,038	—	—	—	43,538
Peter Eio	28,750	—	16,038	—	—	—	44,788
G. Irwin Gordon	25,000	—	16,038	—	—	—	41,038
Louise L. McCormick	23,750	—	25,407	—	—	—	49,157
John F. Sasen, Sr.	27,500	—	16,038	—	—	—	43,538
2009 Equity Grants to Directors

		Number of		Grant Date
		Securities	Exercise	Fair Value of
		Underlying	Price	Option Award
Name	Grant Date	Options	($)	($) (3)
William A. Aylesworth	5/5/09	50,000	0.46	10,085
Peter Eio	5/5/09	50,000	0.46	10,085
G. Irwin Gordon	5/5/09	50,000	0.46	10,085
Louise L. McCormick	5/5/09	50,000	0.46	10,085
John F. Sasen, Sr.	5/5/09	50,000	0.46	10,085

(1)	Reimbursed travel expenses incurred in connection with Board and Board Committee meeting attendance are not included.

(2)	Represents cost recognized in 2009 for financial reporting purposes.

(3)	Grant date fair value of option awards are based on valuation techniques required by current accounting guidance which we use in preparing our financial statements (“Option Accounting Rules”). Like any estimate prepared in good faith, the underlying assumptions we use under Option Accounting Rules may vary from our actual future results. The option valuations used for accounting and/or financial reporting purposes do not necessarily represent the value any individual recipient would place on an option award. In addition, Option Accounting Rules prohibit some valuation techniques which may be useful in certain circumstances. A more detailed description of our option valuation techniques and assumptions can be found in our Annual Report on Form 10-K/A for the year ended December 31, 2009 in our Note 6 of the Notes to Consolidated Financial Statements.

PROPOSALS TO BE VOTED ON
PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Board is divided into three classes serving staggered three-year terms. Our amended and restated certificate of incorporation requires us to ensure each class is as nearly equal in number as possible. Directors for each class are elected at the Annual Meeting of Stockholders held in the year in which the term for their class expires.
The terms for two continuing Directors will expire at this 2010 Annual Meeting. Directors elected at the 2010 Annual Meeting will hold office for a three-year term expiring at our 2013 Annual Meeting (or until their respective successors are elected and qualified, or until their earlier death, resignation or removal).
Nominees for Three-Year Terms That Will Expire in 2013 (Class I)
Peter Eio, age 68, has served us as a Director since October 2002. Mr. Eio served as the President of LEGO Systems, Inc., from 1989 to 2001 and was Managing Director of LEGO UK from 1982 to 1989. He also held various positions with International Playtex, Inc., in Scandinavia and the UK from 1971 to 1981. His previous experience includes marketing, sales and general management positions. Mr. Eio is also a Director of two private companies and serves on the Board of several charitable and educational organizations. Mr. Eio holds an honorary degree from Rensselaer Polytechnic Institute (Doctor of laws-honoris causa, 1996), attended the IMD Business School in Lausanne, Switzerland and received the Prince Henrik Medal of Honor for services to Danish industry in 1992.
G. Irwin Gordon, age 59, has served us as a Director since May 2001. Mr. Gordon is the founder and Managing Partner of Trion LLC, a consulting firm. From July 2000 until August 2001, Mr. Gordon served as President and Chief Executive Officer of Gruma Corporation, a food manufacturer. He also served as President and Chief Operating Officer of Suiza Foods Corporation, a food manufacturer and distributor, from February 1998 to October 1999. Mr. Gordon joined Suiza in August 1997 as its Executive Vice President and Chief Marketing Officer. Prior to joining Suiza, Mr. Gordon held various positions with subsidiaries of PepsiCo, Inc. (“PepsiCo”), including most recently as Senior Vice President Global Branding for Frito-Lay, Inc., from May 1996 to August 1997. From 1983 to 1992, Mr. Gordon served as President and General Manager of several international Frito-Lay companies before becoming Senior Vice President Marketing, Sales and Technology for Frito-Lay International from 1992 to 1996. Prior to joining PepsiCo in 1992, Mr. Gordon served in various capacities at the Kellogg Company. Mr. Gordon holds an Education degree from the University of British Columbia and a Management Certificate from Stanford University.
Vote Required; Recommendation of our Board of Directors
The affirmative vote of a plurality of the votes of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the election of Directors will be used to elect the nominees. Our Board of Directors unanimously recommends a vote FOR the election of Mr. Eio and Mr. Gordon as our Directors.
Heska’s Directors listed below whose terms are not expiring this year will continue in office for the remainder of their terms in accordance with our bylaws. Information regarding the business experience and education of each of such Director is provided below.

Directors Whose Terms Will Expire in 2012 (Class III)
William A. Aylesworth, age 67, has served us as a Director since June 2000. Mr. Aylesworth served as Senior Vice President from 1988 to 2003 and Chief Financial Officer of Texas Instruments Incorporated from 1984 to 2003. He served as Treasurer of Texas Instruments from 1982 to 2002. From 1972 to 1982, he served in treasury services, and from 1967 to 1972, he held numerous assignments in control, manufacturing and marketing for Texas Instruments. He holds an M.S. in industrial administration from Carnegie Mellon University and a B.E.E. in electrical engineering from Cornell University.
Robert B. Grieve, Ph.D., age 58, one of our founders, currently serves as Chief Executive Officer and Chairman of the Board of Directors. Dr. Grieve was named Chief Executive Officer effective January 1999, Vice Chairman effective March 1992 and Chairman of the Board effective May 2000. Dr. Grieve also served as Chief Scientific Officer from December 1994 to January 1999 and Vice President, Research and Development, from March 1992 to December 1994. He has been a member of our Board of Directors since 1990. He holds a Ph.D. degree from the University of Florida and M.S. and B.S. degrees from the University of Wyoming.
Directors Whose Terms Will Expire in 2011 (Class II)
Louise L. McCormick, age 67, has served us as a Director since January 2008. Ms. McCormick was with Aetna, Inc. for over 25 years in various finance, strategic planning and legal positions, including as Corporate Secretary and Securities Counsel, and Vice President, Strategy, Finance and Administration. Ms. McCormick retired from Aetna, Inc. in 2000. Since June 2005, Ms. McCormick has served as an independent Director of Foresters, a Toronto-based insurance company, and is a member of its Ethics, Governance and Compensation Committee. She also serves as a Director of a wholly-owned Foresters subsidiary and several non-profit and educational institutions. Ms. McCormick holds a J.D. from the University of Connecticut Law School and a M.S.T. and B.A. from the University of Florida.
John F. Sasen, Sr., age 67, has served us as a Director since October 1998. Since April 1998, he has served as Executive Vice President and Chief Marketing Officer of PSS/World Medical, Inc. (“PSS”), a medical supply distributor, and has held various other senior executive positions at PSS, including President and Chief Operating Officer, since 1993. From July 1993 to April 1998, Mr. Sasen served as a Director of PSS. Prior to joining PSS, Mr. Sasen was Vice President Sales, Marketing and Distributor Relations for a division of Becton Dickinson & Company, a manufacturer of health care products. Mr. Sasen was with Becton Dickinson for over 20 years. Mr. Sasen has developed and implemented executive and sales compensation programs in his career. In addition, Mr. Sasen serves as the Chairman of the Health Industry Distribution Association Education Foundation, Executive Director of the Health Industry Distributor Association, Director of Nova Vision, Inc. and Director of the Boys’ Home Foundation.

PROPOSAL 2: NOL PROTECTIVE AMENDMENT

ADOPTION OF CERTIFICATE OF AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION TO RECLASSIFY OUR COMMON STOCK AND ADD TRANSFER RESTRICTIONS TO PRESERVE VALUE OF OUR TAX NET OPERATING LOSSES
General
At the 2010 Annual Meeting, you will consider and vote on a proposal to adopt a certificate of amendment to our Restated Certificate of Incorporation to reclassify our common stock and impose restrictions on its transfer under certain circumstances (the “NOL Protective Amendment”). The NOL Protective Amendment attempts to prevent certain future transfers of our capital stock that could adversely affect our ability to utilize our net operating loss carryforwards (“NOLs”) and certain income tax credits to reduce our federal income taxes. If the NOL Protective Amendment is approved and filed with the Secretary of State of the State of Delaware, each share of our existing common stock will automatically be reclassified into one share of new common stock. The new common stock shall be eligible for use in our 1997 Stock Plan, as amended and restated, our 1997 Employee Stock Purchase Plan, as amended and restated, and our 2003 Equity Incentive Plan, as amended and restated. Except for the restrictions noted below, the reclassified shares of common stock will have the same rights and preferences as shares of our existing common stock (a description of which is contained in our Registration Statement on Form 8-A, dated April 24, 1997).
The NOL Protective Amendment is contained in a proposed new Article IV to our Restated Certificate of Incorporation which is attached as Appendix A to this proxy statement and is incorporated by reference herein. We urge you to read the NOL Protective Amendment in its entirety, as the discussion in this proxy statement is only a summary and does not contain all of the language in the NOL Protective Amendment. The NOL Protective Amendment will only become effective if our stockholders holding a majority of our outstanding common stock approve it.
The Problem: Potential Limitations on Our NOLs
The Value of our NOLs. We estimate that we had approximately $163 million of (pre-tax) federal NOLs as of December 31, 2009. Furthermore, our federal NOLs do not begin to expire until the end of 2010, and are available to use at some level through 2025. To the extent we have future taxable income, and until the NOLs expire or are subject to limitation, they can be used to eliminate future ordinary tax on our income (we may still pay alternative minimum taxes). Because the amount and timing of our future taxable income, if any, cannot be accurately predicted, we cannot estimate the exact amount, if any, of our NOLs that we can ultimately use to reduce our income tax liability. Although we are unable to quantify an exact value, we believe our NOLs are a valuable asset.

The Section 382 Limit on Use. Certain transfers of our stock between shareholders could result in our undergoing an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended, and the related Treasury Regulations (“Section 382”). If that were to happen, we would only be allowed to use a limited amount of our then existing NOLs and credits to reduce our current and future federal income taxes subsequent to the ownership change. The annual limit is obtained by multiplying (i) the aggregate value of our outstanding capital stock immediately prior to the ownership change (reduced by certain capital contributions made during the immediately preceding two years, any substantial non-business assets, including cash, and less certain other items) by (ii) the federal long-term tax-exempt interest rate in effect for the month of the “ownership change.” In calculating this annual limit, numerous special rules and limitations apply, including provisions dealing with “built-in gains and losses.” If we were to experience an ownership change at our current stock price levels, we believe we would be subject to an annual NOL limitation which would result in a material amount of our NOLs expiring unused, resulting in a significant diminution in the value of our NOLs.
Following a Section 382 Ownership Change. If we were to have taxable income in excess of the NOL limitations following a Section 382 ownership change, we would not be able to utilize all of our NOLs to reduce federal taxes on such excess. Consequently, we would make cash payments on corporate income tax on any taxable income during a given year for income earned in excess of the NOL limitation. While any loss carryforwards not used as a result of any Section 382 limitation would remain available to offset income in future years (again, subject to the Section 382 limitation) until the NOLs expire, any ownership change could significantly defer the utilization of the NOLs, accelerate payment of federal income taxes and could cause some of the NOLs to expire unused. Because the aggregate value of our outstanding stock and the federal long-term tax-exempt interest rate fluctuate, it is impossible to predict with any accuracy the annual limitation upon the amount of the federal taxes on our income that could be reduced by such tax NOLs and income tax credits were an ownership change to occur in the future, even under certain circumstances resulting in the complete loss of our NOLs and income tax credits.
Section 382 Ownership Shift Calculations. Generally, an ownership change occurs under Section 382 if one or more “5-percent shareholders” (which in general includes stockholders who own five percent or more in value of a company’s capital stock) collectively increase their aggregate percentage ownership by more than 50 percentage points over the lowest percentage of our stock owned by such stockholders during the preceding three-year period. For example, if a single stockholder acquires more than 50% of our common stock within a three-year period, an ownership change would occur. Similarly, if ten persons, none of whom own any shares of our common stock, each acquire just over 5% of our common stock within a three-year period, an ownership change would occur under Section 382.
The determination of whether an ownership change has occurred under Section 382 involves complex analysis, the details of which are beyond the scope of this discussion.
Current Ownership Shift. As of December 31, 2009, we estimate that we had experienced a shift in our ownership for purposes of Section 382 of slightly over 15% based on certain assumptions that we have made about our 5-percent shareholders. Because the shift is calculated based on a rolling preceding three year period, it is possible to project how much of the shift will roll-off of the shift calculation over the future three year period assuming no other changes in ownership. Based on this roll-off projection, we believe that the current shift will not materially decrease until the third quarter of 2012.

Reasons for the NOL Protective Amendment
Our $163 million federal NOLs are a significant asset that could reduce federal income taxes on our income. At our current stock price, the value of our NOLs could be significantly impaired unless we avoid potential transfers that, individually or in the aggregate, could trigger an ownership change under Section 382. Furthermore, because our federal NOLs are available to use at some level through 2025, we will need to continually manage our Section 382 risk for a significant period of time. Our Board of Directors believes that the provisions of the NOL Protective Amendment will be an important tool in avoiding potential adverse impacts from Section 382 limitations.
Currently, if a shareholder makes a transfer that creates, or increases the ownership of, a 5-percent shareholder, there is nothing we can do to prevent or reverse the impact on the ownership shift that results. In contrast, the NOL Protective Amendment would provide a mechanism with the potential to reverse the impact of the transfer on the ownership shift.
Description and Effect of NOL Protective Amendment
The following is a brief summary of the proposed transfer restrictions. You are urged to read the NOL Protective Amendment in its entirety as set forth in Appendix A, as its terms (and not this summary) will govern our legal rights and those of our shareholders.
The NOL Protective Amendment generally restricts any person or entity from attempting to transfer (which includes any direct or indirect acquisition, sale, transfer, assignment, conveyance, pledge or other disposition) any of our stock (or options, warrants or other rights to acquire our stock, or securities convertible or exchangeable into our stock), to the extent that transfer would (i) create or result in an individual or entity, or any group of individuals or entities, becoming a 5-percent shareholder of our stock for purposes of Section 382 (which the NOL Protective Amendment refers to as a “Five Percent Shareholder”) or (ii) increase the stock ownership percentage of any existing Five Percent Shareholder. The NOL Protective Amendment refers to any person or entity attempting to acquire shares in such a transaction as a “Restricted Holder.” The NOL Protective Amendment would not prevent transfers that are sales by a Five Percent Shareholder, although it would restrict any purchasers that seek to acquire shares from a Five Percent Shareholder to the extent that the purchaser is or would become a Five Percent Shareholder.
The NOL Protective Amendment provides that any transfer that violates the NOL Protective Amendment shall be null and void ab initio and shall not be effective to transfer any record, legal, beneficial or any other ownership of the number of shares which result in the violation of the NOL Protective Amendment (which are referred to as “Excess Securities”). The purported transferee shall not be entitled to any rights as our stockholder with respect to the Excess Securities. Instead, the purported transferee would be required, upon demand by the Company, to transfer the Excess Securities to an agent designated by us for the limited purpose of consummating an orderly arm’s-length sale of such shares. The net proceeds of the sale will be distributed first to reimburse the agent for any costs associated with the sale, second to the purported transferee to the extent of the price it paid, and finally any additional amount will go to the purported transferor, or, if the purported transferor cannot be readily identified to the Company, to cover the costs incurred by the Company as a result of such prohibited transfer, as more particularly described below, with the remainder, if any, to be donated to a charity designated by the Board of Directors.

With respect to any transfer that does not involve a transfer of our “securities” within the meaning of Delaware law but which would cause any Five Percent Shareholder to violate the transfer restrictions, the following procedure would apply in lieu of those described above. In such case, no such Five Percent Shareholder would be required to dispose of any interest that is not a security of the Company, but such Five Percent Shareholder and/or any person whose ownership of securities of the Company is attributed to such Five Percent shareholder, would be deemed to have disposed of (and would be required to dispose of) sufficient securities (which securities shall be disposed of in the inverse order in which they were acquired), simultaneously with the transfer, to cause such Five Percent Shareholder not to be in violation of the transfer restrictions, and such securities would be treated as Excess Securities to be disposed of through the agent under the provisions summarized above, with the maximum amount payable to such Five Percent Shareholder or such other person that was the direct holder of such Excess Securities from the proceeds of sale by the agent being the fair market value of such Excess Securities at the time of the prohibited transfer.
The NOL Protective Amendment also provides us with various remedies to prevent or respond to a purported transfer which violates its provisions. In particular, the NOL Protective Amendment provides that any person who knowingly violates the NOL Protective Amendment, together with any persons in the same control group with such person, are jointly and severally liable to us for such amounts as will put us in the same financial position as we would have been in had such violation not occurred.
If it is adopted, any amendments to or repeal of the transfer restriction provisions of the NOL Protective Amendment will require the affirmative vote of 66-2/3% of our then-outstanding shares.
Authorization of Transfers of Stock
Any Restricted Holder that would like to acquire shares of our stock must make a written request to our Board of Directors prior to any such acquisition. The written request must be delivered to the Secretary of the Company at the following address:
Heska Corporation
3760 Rocky Mountain Avenue
Loveland, CO 80538
Attn: Secretary
Re: NOL Protective Amendment
Fax: (970) 619-3003

The request should include information such as (i) the name, address and telephone number of the Restricted Holder, (ii) a description of the Restricted Holder’s direct and indirect ownership of our stock; (iii) a description of the stock that the Restricted Holder proposes to acquire, (iv) the date on which the proposed acquisition is expected to take place (or, if the acquisition is proposed to be made by a Five Percent Shareholder in a transaction on a national securities exchange, a statement to that effect), (v) the name of the proposed transferor of the stock that the Restricted Holder proposes to acquire (or, if the acquisition is proposed to be made by a Restricted Holder in a transaction on a national securities exchange, a statement to that effect), and (vi) a request that the Board of Directors (or a committee thereof) authorize, if appropriate, the acquisition.
Our Board of Directors may authorize an acquisition by a Restricted Holder of stock that would otherwise violate the NOL Protective Amendment if the Board of Directors determines, in its sole discretion, that after taking into account the preservation of our NOLs and income tax credits, such acquisition would be in the best interests of the Company and its stockholders. In deciding whether to authorize such transaction, our Board of Directors may seek the advice of counsel and tax experts with respect to the preservation of our federal tax attributes pursuant to Section 382. In addition, our Board of Directors may request relevant information from the Restricted Holder in order to determine compliance with the NOL Protective Amendment or the status of our NOLs and income tax credits. In considering whether to authorize such a proposed acquisition, we expect our Board of Directors to consider, among other things:
•	whether the person acquiring the shares is or would become a 5-percent shareholder under Section 382 as a result of the proposed acquisition;
•	the impact of the proposed acquisition on our Section 382 shift in ownership percentage;
•	the then existing level of our Section 382 shift in ownership percentage;
•	the economic impact of any Section 382 limitation that might result, taking into account factors such as our market capitalization and cash position;
•	the impact on possible future issuances or purchases of our common stock by us;
•	any changes or expected changes in applicable tax law; and
•	other business and strategic matters that the Board of Directors determines are in the best interests of the Company and its stockholders.

If our Board of Directors decides to authorize any proposed acquisition, it may impose conditions on the Restricted Holder. In addition, our Board of Directors may require the Restricted Holder to make certain representations to the Company or require an opinion of counsel regarding the proposed acquisition. Likewise, any Restricted Holder requesting authorization for a proposed acquisition may be required to reimburse the Company for any costs or expenses associated with the Board of Directors’ review of the proposed acquisition.
Implementation and Suspension of the NOL Protective Amendment
If the NOL Protective Amendment is approved by our stockholders at our 2010 annual meeting of stockholders, we intend to enforce the restrictions to preserve future use of our NOLs and income tax credits immediately thereafter. The NOL Protective Amendment will expire on the earlier to occur of (i) the Board’s determination that the NOL Protective Amendment is no longer necessary to preserve the NOLs because of the amendment or repeal of Section 382 or any successor statute, (ii) the date that the Board of Directors determines in good faith that it is in the best interests of the Company and its stockholders for the transfer restrictions to terminate or (iii) January 1, 2026.
Effectiveness and Enforceability of NOL Protective Amendment
Although the NOL Protective Amendment is intended to reduce the likelihood of an ownership change, we cannot eliminate the possibility that an ownership change will occur even if we adopt the NOL Protective Amendment. Likewise, we cannot guarantee that an ownership change will not have occurred prior to the adoption of the NOL Protective Amendment.
The NOL Protective Amendment will not prevent all transfers that might result in an “ownership change.” For example, it will not prevent existing Five Percent Shareholders from selling stock to persons other than Five Percent Shareholders.
The NOL Protective Amendment also does not limit certain changes in relationships and other events which could cause us to undergo an ownership change. Section 382 is an extremely complex provision with respect to which there are many uncertainties. We have not requested a ruling from the IRS regarding the effectiveness of the NOL Protective Amendment, and we cannot assure you that the IRS will agree that the NOL Protective Amendment is effective for purposes of limiting the applicability of Section 382.
Further, a court could find that some or all of the provisions of the NOL Protective Amendment are not enforceable, either in general or as to a particular fact situation. Under the laws of the State of Delaware, our jurisdiction of incorporation, a corporation may provide in its certificate of incorporation or bylaws for restrictions on the transfer of securities for the purpose of maintaining any tax advantage. Delaware law provides that transfer restrictions are effective against purported transferees if the transfer restriction is conspicuously noted on the certificate(s) representing the shares and against purported transferees with actual knowledge of the restriction (even absent such conspicuous notation). In connection with the NOL Protective Amendment, the shares of our existing common stock will be exchanged for, and reclassified into, new shares of common stock that provide for the transfer restrictions discussed above. These new common shares will contain a conspicuous legend on the back of the stock certificates that refers to transfer restrictions. We believe that this reclassification and exchange of shares will be sufficient to make the proposed transfer restrictions binding on all holders of our stock. Nonetheless, a court could find that either the reclassification or the transfer restrictions are unenforceable, either in general or under particular facts and circumstances.

As a result of these and other factors, the NOL Protective Amendment serves to reduce, but does not eliminate, the risk that we will undergo an ownership change.
Other Considerations
Our Board of Directors believes that attempting to safeguard our NOLs and income tax credits as described above is in our best interests. Nonetheless, the NOL Protective Amendment, if adopted, could have certain potentially negative consequences:
Anti-Takeover Impact. Because some corporate takeovers occur through the acquirer’s purchase, in the public market or otherwise, of sufficient stock to give it control of a company, any provision that restricts the transferability of shares can have the effect of preventing such a takeover. The NOL Protective Amendment, if adopted, could be deemed to have an “anti-takeover” effect because, among other things, it will restrict the ability of a person, entity or group to accumulate five percent or more of our common stock and the ability of persons, entities or groups now owning more than five percent of our common stock from acquiring additional shares of our common stock without the approval of our Board of Directors. As a result, our Board of Directors may be able to prevent any future takeover attempt. Therefore, the NOL Protective Amendment could discourage or prevent accumulations of substantial blocks of shares in which our stockholders might receive a substantial premium above market value and might tend to insulate management and the Board of Directors against the possibility of removal. However, these disadvantages are outweighed, in our opinion, by the fundamental importance of maintaining the availability of our NOLs and income tax credits. The “anti-takeover” effect of the proposed NOL Protective Amendment is not the reason for the NOL Protective Amendment. We are proposing the NOL Protective Amendment in an effort to reduce the risk that we may be unable to fully utilize the NOLs and income tax credits described above as a result of future transfers of our common stock.
Potential Effects on Liquidity. The NOL Protective Amendment will restrict a stockholder’s ability to acquire, directly or indirectly, additional shares of our common stock in excess of the specified limitations. Furthermore, a stockholder’s ability to dispose of our stock may be limited by reducing the class of potential acquirers for such stock and a stockholder’s ownership of our stock may become subject to the NOL Protective Amendment upon actions taken by persons related to, or affiliated with, them.
Potential Impact on Value. Because certain buyers, including persons who wish to acquire 5% or more of our stock and certain institutional holders who may not be comfortable holding stock with transfer restrictions, may not purchase our stock, the NOL Protective Amendment could depress the value of our stock in an amount that might more than offset any value conserved as a result of the preservation of our NOLs and income tax credits.

Questions and Answers About Proposal 2: NOL Protective Amendment
Q:	What is Section 382?

A:	Section 382 is a provision of the Internal Revenue Code of 1986, as amended that imposes limitations on the future use of our NOLs and income tax credits if we undergo an “ownership change” as that term is defined in Section 382.

Q:	What happens if there is an ownership change under Section 382?

A:	If there is an ownership change under Section 382, we would only be allowed to use a limited amount of our then existing NOLs and income tax credits to reduce the federal income taxes on our income in the current or any future year. The annual limit is obtained by multiplying (i) the aggregate value of our outstanding capital stock immediately prior to the ownership change (reduced by certain capital contributions made during the immediately preceding two years, any substantial non-business assets, including cash, and less certain other items) by (ii) the federal long-term tax-exempt interest rate in effect for the month of the ownership change. In calculating this annual limit, numerous special rules and limitations apply, including provisions dealing with “built-in gains and losses.”

Q:	How is an ownership change determined under Section 382?

A:	The determination of whether an ownership change has occurred under Section 382 involves complex analysis; however, in general terms, an ownership change occurs under Section 382 if one or more “5-percent shareholders” (which in general includes stockholders who own five percent or more in value of a company’s capital stock) collectively increase their aggregate percentage ownership by more than 50 percentage points over the lowest percentage of our stock owned by such stockholders during the preceding three-year period. For example, if a single stockholder acquires more than 50% of our common stock within a three-year period, an ownership change would occur. Similarly, if ten persons, none of whom own any shares of our common stock, each acquire just over 5% of our common stock within a three-year period an ownership change would occur under Section 382.

Q:	How important are our NOLs?

A:	Our approximately $163 million of (pre-tax) federal NOLs as of December 31, 2009 are a significant asset that could reduce federal income taxes on our income. These NOLs are available to use at some level through 2025. Because the amount and timing of our future taxable income, if any, cannot be accurately predicted, we cannot estimate the amount, if any, of our NOLs that we can ultimately use to reduce our income tax liability or the time period in which these restrictions will continue to be necessary. Although we are unable to quantify an exact value of our NOLs due to the above factors, we believe the value of our NOLs and income tax credits is significant.

Q:	How close are we to triggering an ownership change under Section 382?

A:	As of December 31, 2009, we estimate that we had experienced a shift in our ownership for purposes of Section 382 of slightly over 15% based on certain assumptions that we have made about our 5-percent shareholders. An ownership shift over 50% would trigger an ownership change under Section 382.

Q:	Do all investors who file a Schedule 13-G/D count in the shift calculation?

A:	No, some investors who file a Schedule 13G or 13D are not 5-percent shareholders under the Section 382 definition and hence would not affect our ownership shift for purposes of Section 382. However, we have provided in the NOL Protective Amendment that we may rely conclusively on the existence or absence of any Schedule 13G or 13D filings in making our determination as to whether or not any given stockholder may be considered a 5-percent shareholder. Likewise, the filing of a Schedule 13G or 13D may indicate whether a particular stockholder may warrant further investigation as to their status as a 5-percent shareholder under Section 382.

Q:	What is the process to obtain authorization from the Board of Directors to acquire shares?

A:	If the NOL Protective Amendment is adopted, we expect that requests for authorization for proposed acquisitions of our stock by persons or entities that would otherwise be affected by the proposed transfer restrictions would be submitted in writing to the Secretary of the Company, who will submit the matter to our Board of Directors. The request should include information such as (i) the name, address and telephone number of the person seeking to acquire shares, (ii) a description of the Restricted Holder’s direct and indirect ownership of our stock; (iii) a description of the stock that such person proposes to acquire, (iv) the date on which the proposed acquisition is expected to take place (or, if the acquisition is proposed to be made by a person in a transaction on a national securities exchange, a statement to that effect), (v) the name of the proposed transferor of the stock that the person proposes to acquire (or, if the acquisition is proposed to be made by a person in a transaction on a national securities exchange, a statement to that effect), and (vi) a request that the Board of Directors (or a committee thereof) authorize, if appropriate, the acquisition. The affected person may also be asked to supply certain information so that our Board of Directors can assess whether the proposed acquisition is in the best interests of the Company and our stockholders.

Submissions should be sent to:
Heska Corporation
3760 Rocky Mountain Avenue
Loveland, CO 80538
Attn: Secretary
Re: NOL Protective Amendment
Fax: (970) 619-3003
If our Board of Directors decides to authorize any proposed acquisition, it may impose conditions on the Restricted Holder. In addition, our Board of Directors may require the Restricted Holder to make certain representations to the Company or require an opinion of counsel regarding the proposed acquisition. Likewise, any Restricted Holder requesting authorization for a proposed acquisition may be required to reimburse the Company for any costs or expenses associated with the Board of Directors’ review of the proposed acquisition.
Q:	Do I still have to obtain authorization if I don’t count in the shift calculation?

A:	Yes, if you meet the definition of 5-percent shareholder under Section 382 (or would upon completion of the proposed acquisition).

Q:	How does this affect me if I am or become a 5-percent shareholder?

A:	The NOL Protective Amendment would prevent you from acquiring additional shares of our stock. However, it would not restrict sales of our shares by you, although it would restrict any purchaser from purchasing additional shares from you to the extent that the purchaser is or would become a 5-percent shareholder under Section 382.

Q:	How long will these restrictions be in place?

A:	The transfer restrictions and other provisions of the NOL Protective Amendment will terminate when our Board of Directors determines in good faith that it is in the best interests of the Company and its stockholders for the transfer restrictions imposed by the amendment to terminate or on January 1, 2026, whichever occurs first.

Q:	Why should I vote in favor?

A:	Our approximately $163 million of (pre-tax) federal NOLs as of December 31, 2009 are a significant asset that could reduce the federal income taxes on our income. However, at our current stock price, the value of our NOLs could be significantly impaired unless we avoid potential transfers that could trigger an ownership change under Section 382. Furthermore, because our federal NOLs are available to use at some level through 2025, we will need to continually manage our Section 382 risk for a significant period of time. Our Board of Directors believes that the provisions of the NOL Protective Amendment will be an important tool in avoiding adverse impacts from Section 382 limitations.

Q:	What are some of the negative factors I should consider?

A:	The NOL Protective Amendment could reduce the possibility of a takeover of the Company, and could adversely impact the liquidity and value in our stock if certain buyers decide not to purchase our stock.

Q:	Why are you doing this now?

A:	We are aware of ownership shifts and the potential for ownership shifts that have raised concerns about the applicability of Section 382, and currently, if a shareholder makes a transfer that further increases our ownership shift, there is nothing we can do to reverse the potential impact to our NOLs and income tax credits that results. As of December 31, 2009, we estimate that we had experienced a shift in our ownership for purposes of Section 382 of slightly over 15% based on certain assumptions that we have made about our 5-percent shareholders. As a result, we face an increased risk that we could experience an ownership change that would materially decrease or completely eliminate our NOLs and income tax credits unless shareholders adopt the NOL Protective Amendment. In fact, we can offer no guarantees that we will not experience an ownership change prior to the adoption of the proposed NOL Protective Amendment.

Q:	What happens if I vote “No” on this proposal, but it is nonetheless approved by the requisite majority of stockholders? Am I still subject to the transfer restriction?

A:	Yes. In connection with the NOL Protective Amendment, the shares of our existing common stock will be reclassified into and exchanged for new shares of common stock that provide for the transfer restrictions discussed above. These new common shares will contain a conspicuous legend on the back of the stock certificates that refers to transfer restrictions. We believe that under Delaware law this reclassification and exchange of shares will be sufficient to make the proposed transfer restrictions binding on all holders of our stock. Nonetheless, a court could find that either the reclassification or the transfer restrictions are unenforceable, either in general or under particular facts and circumstances.

Q.	May I obtain physical share certificates of the new common stock?

A.	Yes. If you request physical share certificates of the new common stock in writing prior to year end 2010, they will be provided at Heska Corporation’s expense. After year end 2010, Heska Corporation in its discretion may provide you with physical shares at your expense upon your request in writing. Submissions should be sent to:
Heska Corporation
3760 Rocky Mountain Avenue
Loveland, CO 80538
Attn: Secretary
Re: Physical share request
You must include your name, address, phone number, email and all information needed to identify and transfer your current share holdings in your communication in order to be provided with physical shares.
Vote Needed for Approval
The affirmative vote by the holders of at least a majority of our outstanding common stock is required for approval and adoption of the proposed NOL Protective Amendment. Any abstentions and broker non-votes will have the same effect as a vote “AGAINST” this proposal. The NOL Protective Amendment, if approved, would become effective upon the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware, which we expect to accomplish as soon as practicable after the approval is obtained.
Our Board of Directors unanimously recommends a vote “FOR” the adoption of the proposed NOL Protective Amendment.

PROPOSAL NO. 3
AMENDMENT AND RESTATEMENT OF 1997 EMPLOYEE STOCK PURCHASE PLAN
General
We are seeking your approval to amend and restate our 1997 Employee Stock Purchase Plan (the “ESPP”), including an increase in the number of shares of our common stock available for issuance under the ESPP by 500,000 shares — from 2,750,000 to 3,250,000 shares. The amended and restated ESPP is enclosed as Appendix B to this proxy statement. The Board of Directors approved this amendment in March 2010. The purpose of the ESPP is to provide our employees with an opportunity to increase their stake in the success of our business by purchasing our stock at a discount to the fair market value through a convenient payroll deduction plan. We believe that the ESPP is an important component of our employee compensation package. In the past two years, up to 43% of our employees have participated in a semi-annual purchase under the ESPP. We also believe that the ESPP assists us in attracting and retaining skilled personnel. The essential features of the ESPP are summarized below.
Summary of Employee Stock Purchase Plan
General. The ESPP was originally approved by our Board of Directors and stockholders in April 1997, and provides our employees with the opportunity to purchase shares of common stock through payroll deductions. The number of shares of common stock previously reserved for issuance under the ESPP was 2,750,000. As of January 1, 2010, all 2,750,000 shares of common stock had been sold under the ESPP. The Board of Directors approved this amendment in March 2010. We will purchase shares on behalf of employees at the next regularly scheduled purchase date — June 30, 2010 — if this share increase is approved. If this increase is not approved, no such purchase shall occur until an affirmative shareholder vote increasing the number of shares available for issuance under the ESPP has occurred.
Administration. The Compensation Committee administers the ESPP. The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code (the “Code”). All questions of interpretation or application of the ESPP are determined by the Board of Directors or its appointed committee, and its decisions are final, conclusive and binding upon all participants.
Eligibility and Participation. Currently, all U.S. employees who work more than 20 hours per week for more than five months per calendar year, and are employed by us or one of our U.S. subsidiaries are eligible to participate in the ESPP, unless the employee would own 5% or more of the total combined voting power of our stock at the start of an offering period. Participation in the ESPP is voluntary.
Offering Dates. Shares of stock are offered for purchase through a series of consecutive, overlapping 5-year offering periods. New offering periods start on each January 1 and July 1. Each offering period is comprised of up to ten successive six-month accumulation periods.
Purchase Price. The purchase price per share is 85% of the lower of our closing price of the stock on the last trading day of the accumulation period.
Payroll Deductions; Payment of Purchase Price. Employees may authorize payroll deductions in 1% multiples of cash compensation for each accumulation period they complete within an offering period, up to a maximum of 10%. An employee may discontinue his or her participation in the ESPP at any time and may increase or decrease the rate of payroll deduction not more than two times during any accumulation period.
Purchase of Stock. By executing an enrollment form, an employee is entitled to purchase shares on the last day of the accumulation period. The maximum number of shares that may be purchased during an accumulation period is determined at the end of the period by dividing the amount accumulated in such participant’s account during the period by the applicable purchase price, subject to a maximum of 2,500 shares. Unless the employee’s participation is discontinued prior to such purchase date, his or her purchase of the shares will occur automatically at the end of the accumulation period at the applicable price.

Notwithstanding the foregoing, no participant may participate in the ESPP if immediately after such election to participate, the participant would own stock and/or outstanding options to purchase stock possessing five percent or more of the total combined voting power of our stock. In addition, no participant is permitted to purchase stock with a value in excess of $25,000 (determined at the fair market value of the stock as of the beginning of the applicable offering period) in any calendar year.
Withdrawal. Generally, a participant may withdraw from an offering period at any time by written notice without affecting his or her eligibility to participate in future offering periods. However, once a participant withdraws from a particular offering period, that participant may not participate again in the same offering period. To participate in a subsequent offering period, the participant must deliver a new subscription agreement to us.
Termination of Employment. Termination of a participant’s employment for any reason, including disability or death, cancels his or her participation in the ESPP immediately. In such event, the payroll deductions credited to the participant’s account will be returned to him or her or, in the case of death, to the person or persons entitled thereto unless otherwise prohibited by law as provided in the ESPP.
Changes in Capitalization. The number of shares reserved under the ESPP, the accumulation period share purchase limit and relevant accumulation and offering period purchase price per share provisions under the ESPP shall be proportionately adjusted for any increase or decrease in the number of outstanding shares of our common stock resulting from a subdivision or consolidation of shares or the payment of a stock dividend, any other increase or decrease in such shares effected without receipt or payment of consideration by us, the distribution of the shares of a subsidiary to our stockholders or a similar event. Such adjustment shall be made by the Board of Directors, whose determination in that respect shall be final, binding and conclusive.
Change of Control, Merger or Consolidation. In the event of a change of control (as defined in the ESPP), any accumulation periods and offering periods then in progress shall terminate and shares are to be purchased under the ESPP immediately prior to the effective time of the change in control. In the event of a merger or consolidation which does not constitute a change of control, the ESPP shall continue unless the plan of merger or consolidation provides otherwise.
Amendment and Termination of the ESPP. The Board of Directors may at any time terminate or amend the ESPP. No amendment shall be effective unless it is approved by the holders of a majority of the votes cast at a duly held stockholders’ meeting, if such amendment would require stockholder approval in order to comply with Section 423 of the Code.
Incorporation by Reference. The foregoing is only a summary of the ESPP and is qualified in its entirety by reference to its full text, a copy of which is attached hereto as Appendix B.
Federal Income Tax Consequences
The proposed amendment will have no effect upon the tax consequences to participants or us.
The following brief summary of our understanding of the effect of federal income taxation upon the participant and us with respect to the shares purchased under the ESPP does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside.

The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the applicable offering period and one year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the applicable offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. The Company generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.
Participation in the ESPP
We are unable to predict the amount of benefits that will be received by or allocated to any particular participant under the ESPP. The following table sets forth the number of shares purchased under the ESPP during 2009 by each of (i) the Named Executive Officers; (ii) all Executive Officers as a group; and (iii) all employees, including all Executive Officers, as a group. Non-employee directors are not eligible for participation in the ESPP.

	Number of Shares	Weighted Average
Name and Position	Purchased	Purchase Price

Robert B. Grieve	—	—
Chairman of the Board and Chief Executive Officer
Michael J. McGinley	3,804	$0.424
President and Chief Operating Officer
Jason A. Napolitano Executive Vice President, Chief Financial Officer and Secretary	3,804	$0.424
G. Lynn Snodgrass Vice President, Sales	—	—
Michael A. Bent Vice President, Principal Accounting Officer and Controller	3,804	$0.424
All executive officers as a group (5)	11,412	$0.424
All employees, including all Executive Officers, as a group	148,810	$0.348
Vote Required; Recommendation of the Board of Directors
The affirmative vote of the holders of a majority of our outstanding common stock is required to approve this proposal. Therefore, failure to vote will have the same effect as a vote against the amendment and restatement. If approved by the stockholders, the proposed Amended and Restated 1997 Employee Stock Purchase Plan will become effective immediately.
The Board of Directors recommends a vote FOR the proposal to amend and restate the 1997 Employee Stock Purchase Plan.

PROPOSAL NO. 4
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT
Our Board of Directors is submitting the appointment of Ehrhardt Keefe Steiner & Hottman PC (“EKS&H”) as the Company’s independent registered public accountant for stockholder ratification at the 2010 Annual Meeting. EKS&H has served as our independent registered public accountant since March 31, 2006. A representative of EKS&H is expected to be present at the Annual Meeting and will have an opportunity to make a statement if the representative desires to do so. Such representative also is to be available to answer questions at the meeting.
Vote Required; Recommendation of our Board of Directors
Stockholder ratification of the appointment of EKS&H as our independent registered public accountant is not required by our bylaws or otherwise. Our Board, however, is submitting the appointment of EKS&H to the stockholders for ratification as a matter of good corporate governance practice. The affirmative vote of a majority of the shares present in person or by proxy at our Annual Meeting which are entitled to vote on the subject matter and have voted and chosen not to abstain is required to ratify the appointment of EKS&H as our independent registered public accountant for fiscal 2010. If the stockholders fail to ratify the appointment, our Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, our Audit Committee in its discretion may direct the appointment of a different independent registered public accountant at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.
Our Board unanimously recommends a vote FOR the ratification of EKS&H as our independent registered public accountant for fiscal 2010.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following tables show the number of shares of our common stock beneficially owned as of March 15, 2010 by each of the Named Executive Officers listed in the Summary Compensation Table, each of our Directors, all of our Directors and Named Executive Officers as a group, and each person who is known by us to be the beneficial owner of more than 5% of our common stock. We had 52,163,650 shares outstanding on March 15, 2010.
Ownership Table

	Shares	Percentage
	Beneficially	Beneficially
Name and Address of Beneficial Owner	Owned (1)	Owned (1)
State of Wisconsin Investment Board (2)	9,275,174	17.8%
P.O. Box 7842
Madison, WI 53707
Zesiger Capital Group LLC (3)	7,949,700	15.2%
320 Park Avenue, 30th Floor
New York, NY 10022
CMC Master Fund, L.P. (4)	7,790,466	14.9%
525 University Avenue, Suite 1400
Palo Alto, CA 94301
William A. Aylesworth (5)	513,577	1.0%
Peter Eio (5)	399,936	*
G. Irwin Gordon (5)	451,605	*
Robert B. Grieve, Ph.D. (5)(6)	2,913,029	5.6%
Louise L. McCormick (5)	182,634	*
John F. Sasen, Sr. (5)	474,437	*
Michael A. Bent (5)	482,623	*
Michael J. McGinley, Ph.D. (5)	610,620	1.2%
Jason A. Napolitano (5)(7)	2,001,719	3.8%
G. Lynn Snodgrass (5)	174,737	*
All Directors and Executive Officers as a group (10 persons)(5)(6)(7)	8,204,917	15.7%

*   Amount represents less than 1% of our common stock.

(1)	To our knowledge and unless otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to securities. Shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 15, 2010 are deemed outstanding and beneficially owned by the person holding such option for purposes of computing such person’s percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Based upon information derived from a Schedule 13G filed on February 5, 2010 for holdings on December 31, 2009 by State of Wisconsin Investment Board. According to the Schedule 13G, State of Wisconsin Investment Board has sole power to vote and dispose of 9,275,174 shares.

(3)	Based upon information derived from a Schedule 13G filed February 10, 2010 for holdings on December 31, 2009 by Zesiger Capital Group LLC. According to the Schedule 13G, Zesiger Capital Group LLC has the sole power to vote 5,439,700 shares and the sole power to dispose of 7,949,700 shares.

(4)	Based upon information derived from a Schedule 13D filed September 4, 2009 for holdings by CMC Master Fund, L.P. According to the Schedule 13D, CMC Master Fund, L.P. has sole power to vote and dispose of 7,790,466 shares.

(5)	Includes “Shares Owned” and “Exercisable Options” from “Exercisable Option Table” below for each Director and Named Executive Officer, as well as for all Directors and Executive Officers as a group.

(6)	Includes 61,550 shares of common stock held for the benefit of Dr. Grieve’s children and 15,649 shares of common stock held by Dr. Grieve’s wife, all of with respect to which Dr. Grieve disclaims beneficial ownership. Dr. Grieve’s business address is c/o the Company at 3760 Rocky Mountain Avenue, Loveland, Colorado 80538.

(7)	Includes 6,020 shares of common stock held by Mr. Napolitano’s wife, with respect to which Mr. Napolitano disclaims beneficial ownership.

Exercisable Option Table

					Weighted
				Exercisable	Average	Exercisable	Net Shares
			Exercisable	Option	Remaining	“In-the	from
	Shares	Exercisable	Option Price	Average	Contractual	money”	Exercisable
Name	Owned (1)	Options (2)	Range (3)	Price (4)	Life (5)	Options (6)	Options (7)
William A. Aylesworth	80,000	433,577	$0.38-4.12	$1.27	4.99	141,777	41,211
Peter Eio	20,000	379,936	$0.46-2.73	$1.25	5.73	135,177	48,182
G. Irwin Gordon	37,000	414,605	$0.38-2.687	$1.24	5.15	142,177	41,528
Robert B. Grieve, Ph.D. (8)	591,033	2,321,996	$0.34-2.30	$1.34	5.33	771,996	184,681
Louise L. McCormick	60,000	122,634	$0.46-1.83	$1.17	8.38	50,000	24,444
John F. Sasen, Sr.	39,923	434,514	$0.46-4.12	$1.25	5.22	147,560	41,571
Michael A. Bent	43,873	438,750	$0.34-2.30	$1.19	5.36	181,250	43,778
Michael J. McGinley, Ph.D.	40,287	570,333	$0.34-2.30	$1.17	6.53	247,500	70,194
Jason A. Napolitano (9)	611,948	1,389,771	$0.44-2.30	$1.09	5.01	837,304	157,358
G. Lynn Snodgrass	4,404	170,333	$0.44-1.84	$1.40	6.91	22,500	11,458
All Directors and Executive Officers as a group (10 persons) (8)(9)	1,528,468	6,676,449	$0.34-4.12	$1.24	5.45	2,677,241	664,405

(1)	To our knowledge and unless otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown in the column, subject to community property laws where applicable and the information contained in the footnotes of this table.

(2)	Represents shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 15, 2010.

(3)	Represents the lowest and highest strike price for stock options exercisable within 60 days of March 15, 2010.

(4)	Represents the average strike price for stock options exercisable within 60 days of March 15, 2010.

(5)	Represents the weighted average remaining contractual life, in years, for stock options exercisable within 60 days of March 15, 2010.

(6)	Represents shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 15, 2010 that have a strike price less than $0.90, the last closing market price per share of Heska stock available on March 15, 2010.

(7)	Represents net shares under the Treasury Stock method assuming a market price per share of $0.90, the last closing market price per share of Heska stock available on March 15, 2010, for shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 15, 2010 that have a strike price less than $0.90.

(8)	Includes 61,550 shares of common stock held for the benefit of Dr. Grieve’s children and 15,649 shares of common stock held by Dr. Grieve’s wife, all of with respect to which Dr. Grieve disclaims beneficial ownership.

(9)	Includes 6,020 shares of common stock held by Mr. Napolitano’s wife, with respect to which Mr. Napolitano disclaims beneficial ownership.

Outstanding Option Table

					Weighted
				Outstanding	Average	Outstanding	Net Shares
			Outstanding	Option	Remaining	“In-the-	from
	Shares	Outstanding	Option Price	Average	Contractual	money”	Outstanding
Name	Owned (1)	Options (2)	Range (3)	Price (4)	Life (5)	Options (6)	Options (7)
William A. Aylesworth	80,000	433,577	$0.38-4.12	$1.27	4.99	141,777	41,211
Peter Eio	20,000	379,936	$0.46-2.73	$1.25	5.73	135,177	48,182
G. Irwin Gordon	37,000	414,605	$0.38-2.687	$1.24	5.15	142,177	41,528
Robert B. Grieve, Ph.D. (8)	591,033	2,861,996	$0.34-2.30	$1.23	5.33	1,186,996	394,264
Louise L. McCormick	60,000	145,268	$0.46-1.83	$1.27	8.38	50,000	24,444
John F. Sasen, Sr.	39,923	434,514	$0.46-4.12	$1.25	5.22	147,560	41,571
Michael A. Bent	43,873	535,000	$0.34-2.30	$1.09	5.36	265,000	86,000
Michael J. McGinley, Ph.D.	40,287	837,000	$0.34-2.30	$1.01	6.53	470,000	182,556
Jason A. Napolitano (9)	611,948	1,639,354	$0.44-2.30	$1.03	5.01	1,041,054	260,136
G. Lynn Snodgrass	4,404	244,500	$0.44-1.84	$1.21	6.91	80,000	40,556
All Directors and Executive Officers as a group (10 persons)(8)(9)	1,528,468	7,925,750	$0.34-4.12	$1.16	5.48	3,659,741	1,160,448

(1)	To our knowledge and unless otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown in the column, subject to community property laws where applicable and the information contained in the footnotes of this table.

(2)	Represents shares of common stock issuable upon exercise of stock options outstanding on March 15, 2010.

(3)	Represents the lowest and highest strike price for stock options outstanding on March 15, 2010.

(4)	Represents the average strike price for stock options outstanding on March 15, 2010.

(5)	Represents the weighted average remaining contractual life, in years, for stock options outstanding on March 15, 2010.

(6)	Represents shares of common stock issuable upon exercise of stock options outstanding on March 15, 2010 that have a strike price less than $0.90, the last closing market price per share of Heska stock available on March 15, 2010.

(7)	Represents net shares under the Treasury Stock method assuming a market price per share of $0.90, the last closing market price per share of Heska stock available on March 15, 2010, for shares of common stock issuable upon exercise of stock options outstanding on March 15, 2010 that have a strike price less than $0.90.

(8)	Includes 61,550 shares of common stock held for the benefit of Dr. Grieve’s children and 15,649 shares of common stock held by Dr. Grieve’s wife, all of with respect to which Dr. Grieve disclaims beneficial ownership.

(9)	Includes 6,020 shares of common stock held by Mr. Napolitano’s wife, with respect to which Mr. Napolitano disclaims beneficial ownership.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Compliance with Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, Executive Officers and persons who own more than 10% of a registered class of our equity securities to file reports of holdings and transactions of Heska common stock and other equity securities with the SEC. Directors, Executive Officers and 10% or greater stockholders are required by SEC regulations to furnish us with copies of all of the Section 16(a) reports they file. Based solely upon a review of the copies of the forms furnished to us and the representations made by the reporting persons to us, we believe that during 2009 our Directors, Executive Officers and 10% or greater stockholders complied with all filing requirements under Section 16(a) of the Exchange Act.
EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information about our common stock that may be issued upon exercise of options and rights under all of our equity compensation plans as of December 31, 2009, including the 1997 Stock Incentive Plan, the 1997 Employee Stock Purchase Plan and the 2003 Equity Incentive Plan. Our stockholders have approved all of these plans.

(c)
Number of Securities
	(a)		Remaining Available for
	Number of Securities to be	(b)	Future Issuance Under Equity
	Issued Upon Exercise of	Weighted-Average Exercise	Compensation Plans
	Outstanding Options and	Price of Outstanding	(excluding securities reflected
Plan Category	Rights	Options and Rights	in column (a))
Equity Compensation Plans Approved by Stockholders	12,917,702	$1.18	2,707,193
Equity Compensation Plans Not Approved by Stockholders	None	None	None
Total	12,917,702	$1.18	2,707,193
SIGNIFICANT RELATIONSHIPS AND TRANSACTIONS WITH DIRECTORS, OFFICERS OR
PRINCIPAL STOCKHOLDERS
Related Party Transactions
Pursuant to our code of ethics for senior executives and financial officers, a copy of which is available on Heska’s website at www.heska.com, and our Corporate Governance Committee charter, our Audit Committee or our Corporate Governance Committee must review and approve any transaction that the Company proposes to enter into that would be required to be disclosed under Item 404(a) of Regulation S-K. Item 404(a) of Regulation S-K requires the Company to disclose in its proxy statement any transaction involving more than $120,000 in which the Company is a participant and in which any related person has or will have a direct or indirect material interest. A related person for purposes of this analysis is any executive officer, director, nominee for director, or holder of 5% or more of the Company’s common stock, or an immediate family member of any of those persons.
Since January 1, 2009, the Company has not been a participant in any transaction with a related person other than the indemnification agreements described below.
Indemnification agreements with officers and directors
Our amended and restated certificate of incorporation and our bylaws provide that we will indemnify each of our Directors and Executive Officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our Directors and Executive Officers.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Executive Compensation Objective and Philosophy
The Compensation Committee of Heska Corporation’s Board of Directors (the “Committee”) administers our executive compensation program and establishes the salaries of our Executive Officers. The ultimate objective of our executive compensation program is to attract, retain and reward executives who will enhance the value and profitability of Heska Corporation (“Heska” or the “Company”) and increase stockholder value. The Committee strives to provide competitive compensation opportunities with the ultimate amount of compensation received tied significantly to short-term and long-term Company performance. Inherent in our approach is the philosophy that compensation can align behavior and actions with stockholder interests, attract and retain stronger executives and thus create value for stockholders over time. The Committee’s goal in executive compensation is to design and administer programs that best serve these ends.
What is Heska’s Executive Compensation Program Designed to Reward?
The Committee develops our executive compensation programs to reward Executive Officers for their contribution to Heska’s financial performance and to recognize individual initiative, leadership, achievement and other contributions. An effective compensation program will reward executives for working well collectively as well as for strong individual performance.
What are the Elements of Heska’s Executive Compensation?
Our compensation program is designed to reward four interlocking aspects of executive performance:
•	Continued service to the Company; rewarded primarily through base salary, equity award requirements and vesting and competitive benefits levels;
•	Individual contribution: rewarded primarily through the setting of base salary and annual Management Incentive Plan (“MIP”) targets;
•	Annual financial performance: rewarded primarily through the awards paid under the MIP; and
•	Long-term gains in stockholder value: rewarded primarily through the equity incentive program.
Why Does Heska Choose to Pay Each Element of Executive Compensation?
Base salary. Base salaries are set on an annual or other periodic basis and designed to reflect competitive market salaries for each position. They are also used in determining the basis for bonus targets in our Management Incentive Plan (“MIP”) discussed below.
Performance-based incentive compensation. This form of compensation is based on the achievement of predetermined financial, project, research or other designated objectives. This form of compensation is paid to reward near-term performance (i.e., no longer than the coming year) and encourage Executive Officers to optimize immediate opportunities. In recent years, an MIP has been offered to Executive Officers and other managers to provide a performance-based incentive.
Long-term equity compensation. This form of compensation is designed to encourage the achievement of superior financial results over an extended period of time and align the interests of stockholders and Executive Officers. It is intended to ensure that Executive Officers make thoughtful decisions about the Company’s future and long-term prospects.

Other benefits, compensation or arrangements. Other than broad-based programs open to all employees, such as participation in our 401(k) program and employee stock purchase plan, this category tends to be used rarely. Most of our Executive Officers have employment agreements. An Executive Officer’s extraordinary performance or participation in an unanticipated endeavor may occasionally trigger such an award in this category.
Perspective on Executive Compensation at Heska
Heska was founded in 1988 and completed its initial public offering in 1997 but only achieved its first profitable year in 2005. We believe the Company’s historical liquidity concerns and efforts to achieve profitability have influenced the Committee’s decisions regarding executive compensation, as outlined below.
Profitability has been an important goal for Heska to ensure the sustainability of the business. Profitability has also been critical, not only for its own sake, but also for employee morale, attracting talented individuals to join the Company and commercial perceptions. At the request of Heska’s Executive Officers to help achieve profitability, the Committee froze base salaries for all Executive Officers in 2005 and 2006. Similarly, the 2005 MIP called for a performance in excess of the Company’s internal budget before any bonus payments were made and no payouts were ultimately made under the 2004 MIP or the 2005 MIP (with the foregoing base salary and MIP information defined as “Historical Cash Compensation”). Based on the challenges the Company faced in 2008 and at the request of management, the Committee has taken a similar approach to cash compensation in 2009. With limited circumstance-based exceptions outlined below, in November 2008 the Committee froze base salaries for all of our Executive Officers and also adopted a 2009 MIP that called for a performance in excess of the Company’s internal budget before any bonus payments are made.
Stock options have historically had the advantage of allowing the Company to address both liquidity and profitability concerns simultaneously. First, stock options allowed the Committee to compensate employees without a corresponding cash outlay, and, in fact, provided the Company with cash upon exercise in most instances. Secondly, stock options granted have not historically been required to be expensed for financial reporting purposes. Accordingly, the Committee tended to emphasize stock options as a tool for executive compensation. Since 2006, the Company has been required to recognize a cost for certain stock options in its financial statements, as detailed in the “Summary Compensation Table” below; the estimated fair value of stock options granted, rather than the corresponding intrinsic value, is amortized ratably over the vesting periods of the related options. After considering the significant impact that the use of fair values, rather than intrinsic values, would have on our future results of operations, as well as factors including Historical Cash Compensation to Executive Officers and similar cash compensation issues to other employees, the Company accelerated stock option vesting in December 2004 and March 2005 as well as issuing all options with immediate vesting on and between March 30, 2005 and December 31, 2005. In addition, in the fourth quarter of 2006, after significant discussion and considering factors including the Historical Cash Compensation to Executive Officers, the fact that the 2006 MIP was expected to be “capped”, the Company’s expected financial results in the fourth quarter of 2006, the significant impact that the use of fair values for options granted would have on our future results of operations and the total number of options previously granted in 2006, the Committee decided to grant fully-vested stock options in an amount approximately 60% of the size of the prior year’s grant. These actions explain why options held by Executive Officers issued prior to 2007 are vested, and exercisable, as of December 31, 2009 in the table labeled “Outstanding Equity Awards at Fiscal Year-End” below as well as the relatively low 2007 “Option Awards” expense in the “Historical Compensation Table” below.
The Committee is also sensitive to, and tries to optimize, tax implications. It is our policy generally to qualify compensation paid to Executive Officers for deductibility under Section 162(m) of the Internal Revenue Code. The Committee has structured the Management Incentive Plan Master Document, the 2007 MIP, the 2008 MIP, the 2009 MIP and the 2010 MIP to qualify as awards under such plans as performance-based compensation and to maximize the tax deductibility of such awards. However, the Committee reserves the discretion to pay compensation to its Executive Officers that may not be tax deductible.

Determination of Compensation Elements
In reviewing the compensation of our Executive Officers, the Committee reviews the nature and scope of each Executive Officer’s responsibilities as well as his or her effectiveness in that role as well as in supporting the Company’s long-term goals. Heska’s Board of Directors (the “Board”) formally evaluates the Chief Executive Officer (our “CEO”). Our CEO communicates his view of the performance of other Executive Officers to the Committee and makes recommendations regarding salary, incentive-based performance compensation and long-term compensation grants for the Committee’s consideration. The Company has a performance appraisal system it uses to evaluate its employees, including Executive Officers, which Dr. Grieve considers, potentially along with other information, such as third-party interviews of Company employees who interact with the Company’s Executive Officers. As more detailed oversight of items such as short-term sales performance by product is considered more important, our CEO has historically taken a more active role in determining the cash performance-based incentive compensation of our Vice President of Sales than for our other Executive Officers. Through the end of 2008, our CEO approved cash performance-based incentive compensation for our Vice President of Sales and made the resulting compensation information available to the Committee. Decisions regarding base salary, long-term equity incentive compensation and other benefits, compensation or arrangements are made in the same manner for our Vice President of Sales as for our other Executive Officers. In the past few years, our Vice President of Human Resources and/or our Controller has compiled and/or presented data discussed below for the Committee’s consideration of the different compensation elements. The Chief Financial Officer (our “CFO”) has also met with the Committee to communicate on issues of interest to the Committee, including the accounting implications of various compensation alternatives and information on our financial plans, expectations and historical results for the Committee’s consideration.
The Committee has considered it appropriate, and in the best interests of Heska’s stockholders, to endeavor to set our overall Executive Officer compensation near the mid-point of the range of companies in the comparison group it reviewed (“Comparable Companies”). The Committee also reviews the relative mix of compensation paid by Comparable Companies for use as a guideline. It is the sense of the Committee that performance-based incentive compensation has been relatively lower and long-term equity compensation relatively higher than for Comparable Companies. We anticipate the Committee will continue to exercise its discretion regarding the relative mix of compensation, although the relative mix may become more similar to that of Comparable Companies over time. The Committee views the difference between the compensation of our CEO and our other Named Executive Officers as largely a reflection of competitive market practices and the CEO’s responsibility for all Company operations and not any compensation philosophy specific to Heska. In compensation matters, the Committee reviews relevant information and makes a case-by-case determination relying on its collective judgment and experience.
At our regularly scheduled Board meeting in November 2007, the Committee met with an outside compensation consultant (the “Consultant”) and decided to engage the Consultant for an assessment of executive compensation strategy and programs and to provide data on competitive compensation practices. Accordingly, the process to determine executive compensation was delayed. The Committee asked the Consultant to conduct a compensation survey of companies similar to Heska and to review the current total and equity compensation of the Company’s Executive Officers. The Consultant reported to the Committee, only, and was prohibited from doing any work for management unless it was specifically requested by the Chairman of the Committee. The Committee viewed the Consultant as an advisor only, and the Committee retained the discretion to implement or not implement the Consultant’s suggestions. In subsequent dialogue with the Consultant, alternative long-term compensation approaches were discussed, including the use of restricted stock and performance-based vesting. The Committee held a series of meetings in December 2007 to review information and suggestions from the Consultant and to debate, and ultimately approve, the form and scale of long-term equity compensation for 2008. Base salaries and 2008 performance-based incentive compensation were agreed upon at a Committee meeting during our regularly scheduled Board meeting in February 2008.

The Committee considers compensation data from companies in medical, biotechnology and general industry groups that have similar revenues, veterinary focus and/or are in a similar stage of development to Heska. In 2007, the Committee reviewed compensation data for the following companies as part of its review of Executive Compensation: Abaxis, Array Biopharma, Auxilium Pharmaceuticals, Cardiac Science, Cyberonics, Hi Tech Pharmaceuticals, IDEXX Laboratories, Immucor, Meridian Bioscience, MGI Pharma, Noven Pharmaceuticals, Quidel, Santarus, Savient Pharmaceuticals and Zoll Medical. The Committee also reviewed benchmark data resulting from a study of 120 life sciences companies carried out by the Consultant in 2007. In 2008, the Committee reviewed compensation data for the following companies as part of its review of Executive Compensation: Abaxis, Array Biopharma, Auxilium Pharmaceuticals, Cardiac Science, Cyberonics, Hi Tech Pharmaceuticals, IDEXX Laboratories, Immucor, Meridian Bioscience, MGI Pharma, Noven Pharmaceuticals, Quidel, Santarus, Savient Pharmaceuticals and Zoll Medical. In 2009, the Committee reviewed compensation data for the following companies as part of its review of Executive Compensation: Abaxis, Akron, Array Biopharma, Hi Tech Pharmaceuticals, ImmunoGen, Inspire Pharmaceuticals, ISTA Pharmaceuticals, Jazz Pharmaceuticals, Lannett, Lexicon Pharmaceuticals, Noven Pharmaceuticals, Pain Therapeutics, POZEN, Quidel, Santarus, and XOMA. The Committee also reviewed summary compensation data based on company size for each year.
Base Salary. The Committee reviews each Executive Officer’s base salary annually. When reviewing base salaries, the Committee considers compensation data from companies in medical, biotechnology and general industry groups that have similar revenues, veterinary focus and/or are in a similar stage of development to Heska. Consideration is also given to prior performance, relevant experience, level of responsibility and skills, and abilities of each Executive Officer. The Committee believes that salary levels for our Executive Officers are set at a level that, at the time such salary determinations were made, were reasonable and necessary given the Company’s financial resources and stage of development. The Committee reviews relevant information and makes a case-by-case determination relying on its collective judgment and experience.
In 2006, the Committee was concerned regarding the effect of the three year salary freeze on Executive Officer base salaries versus market levels. The information in the base salary table below was approved for the Named Executive Officers by the Committee. The Committee also agreed to consider a mid-2007 review of base salaries if necessary to bring them more in line with desired rates.

Name	Annual Salary	Percent Increase
Robert B. Grieve	$375,000	10.0%
Michael J. McGinley	$166,650	10.0%
Jason A. Napolitano	$232,575	5.0%
G. Lynn Snodgrass	$154,500	3.0%
Michael A. Bent	$165,635	3.8%
In 2007, after reviewing and considering Comparable Company data and the recent performance of both Dr. Grieve and the Company, our Board of Directors decided to increase Dr. Grieve’s base salary by approximately 6.7% to $400,000 effective September 2007. In February 2008, after reviewing and considering relevant data, including input from Dr. Grieve, the Committee agreed to the following base salaries, effective March 2008. Dr. McGinley’s salary increase was due in part, to his anticipated promotion and increased responsibilities upon another Executive Officer leaving the Company. Dr. McGinley was promoted to Executive Vice President, Global Operations and General Manager, Heska Des Moines in April 2008.

Name	Annual Salary	Percent Increase
Robert B. Grieve	$420,000	5.0%
Michael J. McGinley	$195,000	17.0%
Jason A. Napolitano	$243,000	4.5%
G. Lynn Snodgrass	$158,000	2.3%
Michael A. Bent	$172,000	3.0%
In November 2008, at the request of management based on the challenges the Company faced in 2008 and expected to face in the near term, the Committee froze base salaries for all Executive Officers, with the exception of Dr. McGinley and Mr. Snodgrass. Dr. Grieve proposed that, effective January 1, 2009, the Committee formally included Mr. Snodgrass in the 2009 MIP in lieu of the commission and bonus structure outlined below then in use for his performance-based incentive compensation, as Dr. Grieve felt Mr. Snodgrass had reached a level where this form of compensation was more appropriately based on overall corporate results rather than shorter term sales results. Dr. Grieve also proposed that Mr. Snodgrass’s salary increase effective as of January 1, 2009 as historically it was intended that, compared with managers and other officers outside of sales, Mr. Snodgrass would receive a relatively lower proportion of his overall compensation in base pay and a relatively higher proportion in performance-based incentive compensation. The Committee accepted Dr. Grieve’s recommendation, and increased Mr. Snodgrass’s salary to $180,120 effective January 1, 2009. In November 2008, our Board of Directors appointed Dr. McGinley the Company’s President and Chief Operating Officer at a salary of $230,000, effective January 1, 2009.
In November 2009, the Committee reviewed market data on base compensation and executive compensation practices, noted management’s performance in 2009 as well as the aforementioned salary freezes, and decided upon the following base salaries for the Named Executive Officers.

Name	Annual Salary	Percent Increase
Robert B. Grieve	$440,000	4.8%
Michael J. McGinley	$245,000	6.5%
Jason A. Napolitano	$260,000	7.0%
G. Lynn Snodgrass	$185,000	2.7%
Michael A. Bent	$180,000	4.7%
Performance-Based Incentive Compensation. The Company first adopted an MIP in 1999 to provide incentives to our Executive Officers, other managers and key employees to meet and exceed certain predetermined annual goals. Target annual incentives and specific performance criteria are established each year by the Committee, with the actual payout based on the extent to which the specified performance criteria are met. We believe this approach provides a strong incentive for our management to achieve the stated annual goals. An example of the incentive can be seen when comparing the cash levels of the 2007 MIP Payouts to zero 2008 MIP Payouts in the “Non-Equity Incentive Plan Compensation” column of the “Historical Compensation Table” below. In late 2005, the Committee adopted the Management Incentive Plan Master Document (the “Master Document”). A goal of the Master Document is self-funding status for the MIP in any given year. A given year’s MIP can be implemented by the Committee agreeing on four parameters: 1) the percent of salary that is an individual’s targeted bonus compensation, 2) the relative weighting of company wide and individual performance, 3) the key parameter(s) the MIP Payouts are to be based upon and 4) the Payout Structure by which the MIP is funded. Typically there has been a cap on the MIP of approximately 150% of target payout to all employees, although this is not required in any given year. Each individual has a “targeted” MIP Payout and this is intended as a guideline. Our CEO will generally make recommendations to the Committee regarding MIP Payouts to other MIP Plan participants; all awards under the MIP Plan are at the discretion of the Committee. Any MIP Payouts are to be made in the first quarter of the following year. All Executive Officers are eligible for the 2010 MIP. All Executive Officers, with the exception of Mr. Snodgrass, our Vice President of Sales, were eligible for the MIP in 2007, 2008 and 2009. In 2007 and 2008, performance-based incentive compensation for Mr. Snodgrass consisted of commissions earned based on achieving certain sales volume targets (his “Commissions”) and a bonus paid at the discretion of Dr. Grieve based on Company financial performance and individual performance that is similar to the MIP (his “Bonus”). Mr. Snodgrass’s performance-based incentive compensation in 2007 and 2008 is discussed below. In 2009 and 2010, Mr. Snodgrass’s performance-based incentive compensation was to be solely from the MIP and not from Commissions or Bonus. We believe the Commissions paid to Mr. Snodgrass in 2007 and 2008 are common in our industry. We generally pay our sales force commissions in a similar manner, which we believe is typical in our industry. We do not believe our compensation policy to our Executive Officers, our sales force, or our other employees are reasonably likely to have a material adverse effect on our Company.

In considering the 2007 MIP, the Committee was aware that the Executive Officers were to receive base salary increases in the coming year and were likely to receive maximum MIP Payouts under the 2006 MIP as the 2006 MIP was expected to reach its capped level due to the Company’s financial performance. The Committee adopted a plan with more aggressive payout thresholds than had been set for the 2006 MIP, as detailed below. At the Committee meeting in the fourth quarter of 2006, the Committee adopted the 2007 MIP with the following parameters:

Parameter	Result
% Salary Target	Chief Executive Officer — 50% All other eligible Executive Officers — 35%
Relative Weighting	75% Company Performance / 25% Individual Performance
Key Parameter	Pre-MIP Operating Income
Payout Structure	Funding starts at $4.5 million of Pre-MIP Operating Income, as defined 25.14% Share of every additional $1 in Pre-MIP Operating Income MIP Capped at $1.65 million (150% of targeted payout)
As an example, if Heska had approximately $7.125 million in Pre-MIP Operating Income there would be $660 thousand available for the MIP for the Committee to distribute among plan participants. This represents a plan funded at 60% of target. Dr. Grieve’s 2007 salary was $375,000 and his targeted payout was $187,500 (50% of $375,000). In a 60% MIP-funded plan, his funded targeted payout would be $112,000 (60% of $187,500). The Committee could then adjust his pay upward for strong individual performance or downward for poor individual performance using a 25% weighting as a guideline for the adjustment. This is a guideline only, however, as the Committee retains discretion to adjust this number as circumstances dictate.
At a Committee meeting in February 2008, the Committee approved MIP plan participants’ MIP Payouts recommendations and decided Dr. Grieve’s MIP Payout would be equal to his individual funded target (roughly 30% of target). Each of the Named Executive Officers eligible for the MIP received an MIP Payout in line with his individual funded target. The MIP Payouts to MIP-eligible Named Executive Officers are listed as “Non-Equity Incentive Plan Compensation” in the “Summary Compensation Table” below.
In considering the 2008 MIP, the Committee considered the Company’s 2007 performance and 2008 outlook in setting the payout structure. At the Committee meeting in the first quarter of 2008, the Committee adopted the 2008 MIP with the following parameters:

Parameter	Result
% Salary Target	Chief Executive Officer — 50% All other eligible Executive Officers — 35%
Relative Weighting	75% Company Performance / 25% Individual Performance
Key Parameter	Pre-MIP Operating Income
Payout Structure	Funding starts at $5.862 million of Pre-MIP Operating Income, as defined 32.22% Share of every additional $1 in Pre-MIP Operating Income MIP Capped at $1.732 million (150% of targeted payout)

The Company’s financial performance was well below expectations in 2008. The Company failed to achieve pre-MIP Operating Income at a level to fund the MIP. Accordingly, no MIP Payouts were made under the 2008 MIP.
In considering the 2009 MIP, the Committee considered the challenges facing the Company and the importance of observing the MIP’s self-funding goal, particularly in a period with restrictive credit conditions. Accordingly, the Committee approved an MIP with aggressive payout thresholds which were in excess of the Company’s internal budget levels before any MIP Payouts were to be made. In November 2008, the Committee adopted the 2009 MIP with the following parameters:

Parameter	Result
% Salary Target	Chief Executive Officer — 50% All other eligible Executive Officers — 35%
Relative Weighting	75% Company Performance / 25% Individual Performance
Key Parameter	Pre-MIP Net Income, as defined in the Third Amended and Restated Credit and Security Agreement by and between Heska Corporation, Diamond Animal Health, Inc. and Wells Fargo Bank, National Association dated December 30, 2005.
Payout Structure	Funding starts at $2 million of Pre-MIP Net Income, as defined 30.0% Share of every additional $1 in Pre-MIP Net Income MIP Capped at $1.855 million (150% of targeted payout)
At a Committee meeting in February 2009, the Committee approved MIP plan participants’ MIP Payouts recommendations and decided Dr. Grieve’s MIP Payout would be equal to his individual funded target (roughly 85% of target). Each of the Named Executive Officers eligible for the MIP received an MIP Payout in line with his individual funded target, with the exception of Mr. Bent who received a higher percentage due to his particularly strong individual performance. The MIP Payouts to MIP-eligible Named Executive Officers are listed as “Non-Equity Incentive Plan Compensation” in the “Summary Compensation Table” below.
For 2007, approximately $45 thousand of Mr. Snodgrass’s performance-based incentive compensation was from Commissions, with the balance resulting from his Bonus. For 2008, approximately $35 thousand of Mr. Snodgrass’s performance-based incentive compensation was from Commissions, with the balance resulting from his Bonus. Relatively lower performance versus target was the reason for the decline in Commissions from 2007 to 2008. Mr. Snodgrass’s Bonus was greater in 2008 than in 2007 due to the view that he had a greater contribution to overall Company performance outside of his core sales responsibility in 2008 than in 2007. Mr. Snodgrass’s Commissions and Bonus are listed as “Non-Equity Incentive Plan Compensation” in the “Summary Compensation Table” below. In 2009, Mr. Snodgrass’s performance-based incentive compensation was solely from the 2009 MIP.
In considering the 2010 MIP, the Committee considered the Company’s 2009 performance as well as anticipated challenges in 2010, in particular the loss of access to consumables and supplies for the handheld line of instruments the Company sold in 2009. The Committee approved an MIP with a higher anticipated threshold payout level than in 2009 but with a higher payout percentage upon reaching the threshold. In November 2009, the Committee adopted the 2010 MIP with the following parameters:

Parameter	Result
% Salary Target	Chief Executive Officer — 50% All other eligible Executive Officers — 35%
Relative Weighting	75% Company Performance / 25% Individual Performance
Key Parameter	Pre-MIP Operating Income
Payout Structure	Funding starts at $3.257 million of Pre-MIP Operating Income 53.0% Share of every additional $1 in Pre-MIP Operating Income MIP Capped at $1.5 million (150% of targeted payout)

In the table named “Grants of Plan-Based Awards” below, we list potential payouts under the 2010 MIP to Named Executive Officers, under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards.” All “Threshold” MIP Payouts are listed at $0 as the MIP Plan will not fund if Pre-MIP Operating Income is at (or below) the threshold level of $3.257 million. All “Target” MIP Payouts are as defined above. The “Maximum” MIP Payouts are 50% greater than the “Target” MIP Payouts to reflect that the 2010 MIP Plan is “capped” at 150% of its targeted funding level. It is possible the Committee may decide to pay a Named Executive Officer greater than this amount, although this did not occur in 2006 when the 2006 MIP Plan reached its capped funding level.
Long-term Equity Compensation. Historically, we have used stock options to provide long-term equity compensation to our Executive Officers. The Committee is responsible for determining the number and terms of options, or other forms of long-term equity compensation, to be granted to Executive Officers, taking into account such factors as individual and Company performance, policies regarding cash compensation and practices of Comparable Companies. Options granted to Executive Officers have exercise prices equal to fair market value (closing price) at the time of grant and expire within ten years from the time of grant. Any vesting ceases and the vested portion of options must be exercised within a certain period should an Executive Officer leave Heska’s service (subject to any rights to partial acceleration of vesting upon termination without cause under employment agreements). Accordingly, option grants will provide a return to an Executive Officer only if said Executive Officer continues to work for the benefit of the Company and only if Heska’s market price per share appreciates over the option term. We believe that these provisions help both to retain qualified employees and to motivate them to achieve long-term increases in stock value, providing continuing benefits to the Company and its stockholders beyond those in the year of grant. The Committee had discussions regarding the use of restricted stock and performance-based vesting in December 2007, but decided not to pursue these alternatives. This was due to potential tax implications for employees in using restricted stock and the likely increase in complexity and administrative costs, as well as potential redundant incentives to the MIP in using performance-based vesting. While it appears stock options will remain the core component of long-term equity compensation in the near future, it is possible the Committee will choose to use restricted stock, restricted stock units, some other form of long-term equity compensation or some combination of the foregoing with or without stock options in the future.
In December 2007, after receiving input from the Consultant, reviewing relevant data, including data requested to follow-up on certain questions, and engaging in significant discussion and debate, the Committee approved a grant of stock options to certain Officers of the Company. Due to this process, including hiring and considering the input of the Consultant, the option grant occurred on December 31, 2007 — later in the year than in 2006. In contrast to then recent stock option grants, this stock option grant was subject to monthly vesting over a four year period as a result of the concern of some of our Board members that fully-vested options may not provide as great a retention incentive as desired. We anticipate granting stock options with 4-year monthly vesting will continue to be our standard practice in the future. The Committee granted Dr. Grieve a significantly larger stock option grant than in the prior year, reflective of the Committee’s view of the market and the Committee’s evaluation of Dr. Grieve’s performance. The value of this option grant in the 2007 row of the “Summary Compensation Table” below reflects the size of the grant as well as the Company’s stock price at the time, which was significantly higher than at the time of stock option grants in 2008 and 2009. The Committee considered Dr. Grieve’s input in addition to market data in determining stock option grants to the other Named Executive Officers, all of which increased or were at the same level as the prior year.

In November 2008, the Committee considered the fact that 2009 salaries had been frozen for most Executive Officers, that no 2008 MIP Payouts were to be made and that the Company’s 2009 MIP required a performance in excess of the Company’s internal budget before any MIP Payouts were to be made. Accordingly, the Committee desired to provide Executive Officers with a greater proportion of long-term compensation than in the recent past. In November 2008, the Committee granted all of our Named Executive Officers a greater number of shares underlying options than in 2007, with the exception of Dr. Grieve, who received the same number of shares underlying options. Dr. McGinley received the largest year-over-year increase in recognition of his pending promotion to President and Chief Operating Officer and increased responsibilities.
In November 2009, the Committee considered individual performance, salary and projected 2009 MIP Payouts, as well as overall corporate performance and awarded option grants listed in “Grants of Plan-Based Awards” below.
Other Benefits, Compensation or Arrangements
“All Other Compensation” in the “Summary Compensation Table” below represent matching funds received by each of our Named Executive Officers under our 401(k) plan, which is open to all employees, as well as life insurance and short-term and long-term disability premiums. We have historically provided a 25% match of 401(k) contribution limits (up to a certain maximum). In 2009, we suspended this match which is a reason for the decline in “All Other Compensation” from 2008 to 2009 in the “Summary Compensation Table” below for most Named Executive Officers. The match was restored on January 1, 2010.
All of our Named Executive Officers, with the exception of Mr. Snodgrass, had employment contracts in 2007, 2008 and 2009. They entitle Named Executive Officers to payments based on salary, continuing medical benefits for a given period and immediate vesting of unvested options in certain circumstances. Payments based on salary are typically paid monthly. The Committee believes these are common, in line with the experience of the Committee for executives at other companies and are intended to provide Executive Officers with additional resources to seek a comparable job, which is unlikely to be a rapid process given the level of employment, in these certain circumstances, such as an acquisition. Dr. Grieve is also entitled to payout based on bonus targets in certain circumstances, such as termination without cause, as well. These employment contracts are intended to provide the Named Executive Officers with protections appropriate for, and in line with, those received by comparable executives at companies similar to Heska. Periodically, we review these agreements versus market benchmarks.
In summary, as Heska Corporation continues to change, Heska’s Executive Compensation continues to adjust to that change. The Committee endeavors to find the proper level and balance of base salary, performance-based incentive compensation, long-term equity incentive compensation and other forms of compensation.

Historical and Summary Compensation Tables
The following table sets forth compensation for services rendered in all capacities to us during 2007, 2008 and 2009 by Robert B. Grieve, our Chairman of the Board and Chief Executive Officer, Jason A. Napolitano, our Chief Financial Officer, and our three other most highly compensated Executive Officers for the fiscal year ended December 31, 2009 (the “Named Executive Officers”). The following table represents compensation recognized for financial reporting purposes for each of the Named Executive Officers. The “Option Awards” column lists the accounting cost of options recognized for a given individual in a given year. In general, stock options are valued at the time of grant with the corresponding cost amortized ratably over the corresponding option vesting period.
Historical Compensation Table

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
					Option	Incentive Plan	Compensation	All Other
		Salary		Stock	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($) (1)	Bonus	Awards	($) (2)	($) (3)	($)	($) (4)	($)
Robert B. Grieve Chairman of the Board and	2009	420,000	—	—	77,325	180,182	—	7,827	685,334
Chief Executive Officer	2008	416,666	—	—	61,696	—	—	11,277	489,639
	2007	377,667	—	—	1,126	60,242	—	10,077	449,112
Michael J. McGinley(5) President and Chief	2009	230,000	—	—	25,347	69,071	—	99,083	423,501
Operating Officer	2008	194,105	—	—	17,582	—	—	5,695	217,652
	2007	163,737	—	—	568	20,000	—	4,833	189,138
Jason A. Napolitano Executive Vice President,	2009	243,000	—	—	28,118	72,974	—	3,178	347,270
Chief Financial Officer and	2008	241,263	—	—	22,586	—	—	5,346	269,195
Secretary	2007	230,729	—	—	239	24,519	—	4,146	259,633
G. Lynn Snodgrass Vice President, Sales	2009	180,120	—	—	10,205	54,091	—	2,732	247,148
	2008	157,417	—	—	8,231	52,972	—	2,217	220,837
	2007	153,750	—	—	—	52,119	—	1,113	206,982
Michael A. Bent Vice President, Principal	2009	172,000	—	—	8,431	57,200	—	3,896	241,526
Accounting Officer and	2008	170,939	—	—	6,257	—	—	6,431	183,627
Controller	2007	164,196	—	—	568	18,000	—	6,075	188,839

(1)	Salary includes amounts, if any, deferred pursuant to 401(k) arrangements.

(2)	Represents cost recognized in each year for financial reporting purposes. Grant date fair value of option awards are based on valuation techniques required by Option Accounting Rules. Like any estimate prepared in good faith, the underlying assumptions we use under Option Accounting Rules may vary from our actual future results. The option valuation used for accounting and/or financial reporting purposes does not necessarily represent the value any individual recipient would place on an option award. In addition, Option Accounting Rules prohibits some valuation techniques which may be useful in certain circumstances. A more detailed description of our option valuation techniques and assumptions can be found in our Annual Report on Form 10-K/A for the year ended December 31, 2009 in our Note 6 of the Notes to Consolidated Financial Statements.

(3)	Amounts earned pursuant to our Management Incentive Plans except for Mr. Snodgrass whose amounts were Commissions earned based on achieving certain sales volume targets and a Bonus earned based on Company financial performance and individual performance that is similar to our Management Incentive Plans in 2007 and 2008. Amounts indicated are for year in which compensation was earned.

(4)	Includes life insurance premiums, short-term and long-term disability premiums and 401(k) match.

(5)	Dr. McGinley was appointed President and Chief Operating Officer of the Company at an annual salary of $230,000 effective as of January 1, 2009. Dr. McGinley received $95,585 related to the cost of his relocation to Colorado in 2009. This amount is included in All Other Compensation for 2009.

The following table contains the same information as above with the exception of the column entitled “Option Awards”. Option Awards in the following table represent the grant date option value for all stock options granted in a given year rather than the value of stock options vesting during that year.
Summary Compensation Table

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
						Incentive Plan	Compensation	All Other
		Salary		Stock	Option	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($) (1)	Bonus	Awards	Awards ($) (2)	($) (3)	($)	($) (4)	($)
Robert B. Grieve Chairman of the Board and	2009	420,000	—	—	48,412	180,182	—	7,827	656,421
Chief Executive Officer	2008	416,666	—	—	51,269	—	—	11,277	479,212
	2007	377,667	—	—	236,460	60,242	—	10,077	684,446
Michael J. McGinley(5) President and Chief	2009	230,000	—	—	26,068	69,071	—	99,083	424,222
Operating Officer	2008	194,105	—	—	18,040	—	—	5,695	217,840
	2007	163,737	—	—	55,174	20,000	—	4,833	243,744
Jason A. Napolitano Executive Vice President,	2009	243,000	—	—	26,068	72,974	—	3,178	345,220
Chief Financial Officer and	2008	241,263	—	—	22,204	—	—	5,346	268,813
Secretary	2007	230,729	—	—	86,702	24,519	—	4,146	346,096
G. Lynn Snodgrass Vice President, Sales	2009	180,120	—	—	5,586	54,091	—	2,732	242,529
	2008	157,417	—	—	8,540	52,972	—	2,217	221,146
	2007	153,750	—	—	31,528	52,119	—	1,113	238,510
Michael A. Bent Vice President, Principal	2009	172,000	—	—	11,172	57,200	—	3,896	244,268
Accounting Officer and	2008	170,939	—	—	8,540	—	—	6,431	185,910
Controller	2007	164,196	—	—	23,646	18,000	—	6,075	211,917

(1)	Salary includes amounts, if any, deferred pursuant to 401(k) arrangements.

(2)	Represents cost recognized in each year for financial reporting purposes, with the exception of Stock Awards and Option Awards, which are listed at their grant date fair value. Grant date fair value of option awards are based on valuation techniques required by Option Accounting Rules. Like any estimate prepared in good faith, the underlying assumptions we use under Option Accounting Rules may vary from our actual future results. The option valuation used for accounting and/or financial reporting purposes does not necessarily represent the value any individual recipient would place on an option award. In addition, Option Accounting Rules prohibits some valuation techniques which may be useful in certain circumstances. A more detailed description of our option valuation techniques and assumptions can be found in our Annual Report on Form 10-K/A for the year ended December 31, 2009 in our Note 6 of the Notes to Consolidated Financial Statements.

(3)	Amounts earned pursuant to our Management Incentive Plans except for Mr. Snodgrass whose amounts were Commissions earned based on achieving certain sales volume targets and a Bonus earned based on Company financial performance and individual performance that is similar to our Management Incentive Plans in 2007 and 2008. Amounts indicated are for year in which compensation was earned.

(4)	Includes life insurance premiums, short-term and long-term disability premiums and 401(k) match.

(5)	Dr. McGinley was appointed President and Chief Operating Officer of the Company at an annual salary of $230,000 effective as of January 1, 2009. Dr. McGinley received $95,585 related to the cost of his relocation to Colorado in 2009. This amount is included in All Other Compensation for 2009.

Grants of Plan-Based Awards in Last Fiscal Year
The following table shows all grants of options to acquire shares of our common stock granted in the fiscal year ended December 31, 2009 to the Named Executive Officers.
Grants of Plan-Based Awards

											Grant
								All Other	All Other		Date
								Stock	Option		Fair
								Awards:	Awards:	Exercise	Value of
		Estimated Future Payouts			Estimated Future Payouts			Number	Number of	or Base	Stock
		Under Non-Equity Incentive			Under Equity Incentive Plan			of Shares	Securities	Price of	and
		Plan Awards			Awards			of Stock	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	($)	($)	($) (1)	(#)	(#)	(#)	(#)	(#) (2)	($/Sh)	($) (3)
Robert B. Grieve	11/10/09	—	—	—	—	—	—	—	260,000	0.450	48,412
	N/A	—	220,000	330,000	—	—	—	—	—	—	—
Michael J. McGinley	11/10/09	—	—	—	—	—	—	—	140,000	0.450	26,068
	N/A	—	85,750	128,625	—	—	—	—	—	—	—
Jason A. Napolitano	11/10/09	—	—	—	—	—	—	—	140,000	0.450	26,068
	N/A	—	91,000	136,500	—	—	—	—	—	—	—
G. Lynn Snodgrass	11/10/09	—	—	—	—	—	—	—	30,000	0.450	5,586
	N/A	—	64,750	97,125	—	—	—	—	—	—	—
Michael A. Bent	11/10/09	—	—	—	—	—	—	—	60,000	0.450	11,172
	N/A	—	63,000	94,500	—	—	—	—	—	—	—

(1)	Based on targeted bonus multiplied by the percentage “cap” in our 2010 Management Incentive Plan (“MIP”) for Named Executive Officers. Our 2010 MIP is designed with a “cap” of approximately $1.5 million on total payouts, or 150% of projected targeted bonuses. Our 2010 MIP gives our Compensation Committee discretion as to how any payouts will be distributed and the ability to make total payouts above the cap level. Accordingly, although our Compensation Committee has never awarded an MIP Payout to an employee greater than the employee’s targeted bonus multiplied by the applicable percentage “cap”, our Compensation Committee has the ability to make 2010 MIP Payouts to Executive Officers in excess of that amount, which is reported as “maximum” in this column.

(2)	One-forty-eighth (1/48th) of the total options granted become vested and exercisable each month from the grant date until options granted have vested in full on the four-year anniversary of the grant date. Each option was granted with an exercise price equal to 100% of the fair market value of our stock on the date of grant as determined by our Compensation Committee, and has a term of ten years, subject to earlier termination in certain events related to termination of employment.

(3)	Grant date fair value of option awards are based on valuation techniques required by Option Accounting Rules. Like any estimate prepared in good faith, the underlying assumptions we use under Option Accounting Rules may vary from our actual future results. The option valuations used for accounting and/or financial reporting purposes do not necessarily represent the value any individual recipient would place on an option award. In addition, Option Accounting Rules prohibit some valuation techniques which may be useful in certain circumstances. A more detailed description of our option valuation techniques and assumptions can be found in our Annual Report on Form 10-K/A for the year ended December 31, 2009 in our Note 6 of the Notes to Consolidated Financial Statements.

Outstanding Equity Awards at Fiscal Year-End
The following table shows unexercised stock options held at the end of fiscal year ended December 31, 2009 by the executive officers named in the Summary Compensation Table.

	Option Awards						Stock Awards
								Equity	Equity
								Incentive	Incentive
			Equity					Plan	Plan Awards
			Incentive Plan					Awards:	Market or
	Number		Awards:				Market	Number of	Payout Value
	of	Number of	Number of			Number of	Value of	Unearned	of Unearned
	Securities	Securities	Securities			Shares or	Shares or	Shares, Units	Shares, Units
	Underlying	Underlying	Underlying			Units of	Units of	or Other	or Other
	Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Stock That	Rights That	Rights That
	Options	Options	Unearned	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
	(#)	(#)	Options	Price	Date	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	(1)	(#)	($)	(#)	($)
Robert B. Grieve	5,417	254,583	—	0.450	11/09/2019	—	—	—	—
	81,250	218,750	—	0.440	11/04/2018	—	—	—	—
	150,000	150,000	—	1.830	12/31/2017	—	—	—	—
	100,000	—	—	1.717	11/17/2016	—	—	—	—
	400,000	—	—	1.250	12/15/2015	—	—	—	—
	282,000	—	—	0.880	3/30/2015	—	—	—	—
	475,000	—	—	2.300	1/5/2014	—	—	—	—
	275,000	—	—	0.700	1/31/2013	—	—	—	—
	69,996	—	—	0.340	1/6/2013	—	—	—	—
	275,000	—	—	1.210	1/12/2012	—	—	—	—
	125,000	—	—	1.250	2/5/2011	—	—	—	—
	200,000	—	—	3.690	2/23/2010	—	—	—	—
Michael J. McGinley	2,917	137,083	—	0.450	11/09/2019	—	—	—	—
	43,333	116,667	—	0.440	11/04/2018	—	—	—	—
	12,500	17,500	—	1.400	4/18/2018	—	—	—	—
	35,000	35,000	—	1.830	12/31/2017	—	—	—	—
	60,000	—	—	1.717	11/17/2016	—	—	—	—
	95,000	—	—	1.250	12/15/2015	—	—	—	—
	95,000	—	—	0.880	3/30/2015	—	—	—	—
	55,000	—	—	2.300	1/5/2014	—	—	—	—
	45,000	—	—	0.700	1/31/2013	—	—	—	—
	30,000	—	—	0.340	1/6/2013	—	—	—	—
	40,000	—	—	1.060	2/5/2012	—	—	—	—
	14,000	—	—	1.140	4/26/2011	—	—	—	—
	3,000	—	—	2.000	8/2/2010	—	—	—	—
Jason A. Napolitano	2,917	137,083	—	0.450	11/09/2019	—	—	—	—
	35,208	94,792	—	0.440	11/04/2018	—	—	—	—
	55,000	55,000	—	1.830	12/31/2017	—	—	—	—
	90,000	—	—	1.717	11/17/2016	—	—	—	—
	260,000	—	—	1.250	12/15/2015	—	—	—	—
	195,000	—	—	0.880	3/30/2015	—	—	—	—
	130,000	—	—	2.300	1/5/2014	—	—	—	—
	29,166	—	—	0.700	1/31/2013	—	—	—	—
	476,086	—	—	0.700	5/31/2012	—	—	—	—
	70,802	—	—	0.810	4/30/2012	—	—	—	—
	431	—	—	0.940	8/31/2011	—	—	—	—
	7,869	—	—	0.940	8/24/2011	—	—	—	—
G. Lynn Snodgrass	625	29,375	—	0.450	11/09/2019	—	—	—	—
	13,542	36,458	—	0.440	11/04/2018	—	—	—	—
	20,000	20,000	—	1.830	12/31/2017	—	—	—	—
	40,000	—	—	1.717	11/17/2016	—	—	—	—
	40,000	—	—	1.250	12/15/2015	—	—	—	—
	10,000	—	—	1.590	5/18/2014	—	—	—	—
	20,000	—	—	1.840	4/30/2014	—	—	—	—
	6,000	—	—	0.950	4/10/2013	—	—	—	—
	7,500	—	—	1.060	2/5/2012	—	—	—	—
	1,000	—	—	1.140	4/26/2011	—	—	—	—
Michael A. Bent	1,250	58,750	—	0.450	11/09/2019	—	—	—	—
	13,542	36,458	—	0.440	11/04/2018	—	—	—	—
	15,000	15,000	—	1.830	12/31/2017	—	—	—	—
	30,000	—	—	1.717	11/17/2016	—	—	—	—
	75,000	—	—	1.250	12/15/2015	—	—	—	—
	80,000	—	—	0.880	3/30/2015	—	—	—	—
	65,000	—	—	1.590	1/5/2014	—	—	—	—
	45,000	—	—	0.700	1/31/2013	—	—	—	—
	30,000	—	—	0.340	1/6/2013	—	—	—	—
	26,000	—	—	0.990	4/12/2012	—	—	—	—
	32,000	—	—	1.060	2/5/2012	—	—	—	—
	12,000	—	—	1.140	4/26/2011	—	—	—	—

(1)	Options are subject to earlier termination in certain events related to termination of service.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
The following table shows aggregate exercises of options to purchase our common stock in the fiscal year ended December 31, 2009 by the Named Executive Officers.
Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	On Vesting
Name	(#)	($)	(#)	($)
Robert B. Grieve	—	—	—	—
Michael J. McGinley	—	—	—	—
Jason A. Napolitano	—	—	—	—
G. Lynn Snodgrass	—	—	—	—
Michael A. Bent	—	—	—	—
Potential Payments Upon Termination or Change-in-Control
The following table summarizes the potential payments and benefits payable to each of the Named Executive Officers upon termination of employment or a change-in-control under each situation listed below, assuming, in each situation, that our Named Executive Officers were terminated on December 31, 2009 as determined under the terms of our plans and arrangements as in effect on December 31, 2009.
Payments Upon Termination (Without a Change-in-Control). Pursuant to an employment agreement with each of Drs. Grieve and  McGinley and Messrs. Napolitano and Bent, in the event he is involuntarily terminated, he is entitled to receive amounts earned during his term of employment. Such amounts include: base salary and the cost of health insurance premiums as set forth in the table below. Pursuant to his employment agreement, upon an involuntary termination not for cause, Dr. Grieve is entitled to accelerated vesting of all stock options, an extension of the term of all outstanding stock options and a bonus payment as set forth in the table below. Further, pursuant to his employment agreement, upon termination for good reason Dr. Grieve is entitled to the payments set forth below.
Payments Upon Change-in-Control. Pursuant to an employment agreement with each of Drs. Grieve and McGinley and Messrs. Napolitano and Bent, in the event he is terminated upon a change-in-control he is entitled to receive amounts earned during the term of his employment. Such amounts include: base salary and the cost of health insurance premiums as set forth in the table below. Pursuant to his employment agreement, each of Dr. Grieve and Mr. Napolitano are entitled to accelerated vesting of all stock options and Dr. Grieve is entitled to an extension of the term of all outstanding stock options in certain circumstances. Further, pursuant to his employment agreement, upon an involuntary termination not for cause, Dr. Grieve is entitled to a bonus payment as set forth in the table below. Further, upon termination for good reason, Dr. Grieve is entitled to the payments set forth below. In addition, as provided in the underlying plan documents, all MIP Participants, including Executive Officers, are entitled to a prorated target MIP Payout upon a change-of-control and Stock Options issued to an employee under both our 1997 Incentive Stock Plan and our 2003 Equity Incentive Plan will vest in full if the employee, including any such employee who is an Executive Officer, is terminated following a change-of-control, as defined.
Payments Upon Death or Disability. In the event of death or disability, Dr. Grieve is entitled to the same benefits as in the event of termination without a change in control and is also entitled to receive the death benefits under our life insurance plan or the disability benefits under our disability plan, as appropriate, as set forth below. In the event of death or disability, Dr. McGinley and Messrs. Napolitano, Snodgrass and Bent, are each entitled to receive the death benefits under our life insurance plan or the disability benefits under our disability plan, as appropriate, as set forth below. In addition, as provided in the underlying plan documents, an MIP Participant who dies, including an Executive Officer, is entitled to a prorated MIP Payout to his designated beneficiary, Stock Options issued to an employee under our 1997 Incentive Stock Plan and our 2003 Equity Incentive Plan will vest in full if the employee, including any such employee who is an Executive Officer, dies, and Stock Options issued to an employee under our 1997 Incentive Stock Plan will vest in full if the employee, including any such employee who is an Executive Officer, suffers a total and permanent disability.
Dr. Grieve’s employment agreement requires that he execute and not revoke a separation agreement and release of claims, not compete with Heska for 12 months and not solicit Heska’s employees, consultants, customers or users for 24 months as a condition to severance payments under his employment agreement.

Potential Payments Upon Termination or Change-in-Control (1)

		Involuntary
		Termination	Involuntary
	Voluntary	Not for Cause Other	Termination
	Termination or	Than in Connection	Not for Cause in
	Termination	With a Change-in-	Connection With a
Executive Benefits and	for Cause	Control	Change-in-Control	Death	Disability
Payments Upon Termination	($)	($)	($)	($)	($)
Robert B. Grieve
Base Salary	—	420,000	840,000	420,000	420,000
Bonus	—	180,182	420,000	180,182	180,182
Medical continuation	—	13,848	27,696	13,848	13,848
Death benefits	—	—	—	300,000	—
Monthly disability benefits	—	—	—	—	15,300
Value of accelerated stock options (2)	—	11,600	38,871	38,871	19,730

Michael J. McGinley
Base Salary	—	115,500	230,000	—	—
Bonus	—	—	80,500	69,071	—
Medical continuation	—	6,924	6,924	—	—
Death benefits	—	—	—	300,000	—
Monthly disability benefits	—	—	—	—	8,000
Value of accelerated stock options (2)	—	—	20,832	20,833	10,624

Jason A. Napolitano
Base Salary	—	121,500	243,000	—	—
Bonus	—	—	85,050	72,974	—
Medical continuation	—	6,924	13,848	—	—
Death benefits	—	—	—	300,000	—
Monthly disability benefits	—	—	—	—	8,000
Value of accelerated stock options (2)	—	—	18,918	18,918	10,624

G. Lynn Snodgrass
Base Salary	—	—	—	—	—
Bonus	—	—	63,042	54,091	—
Medical continuation	—	—	—	—	—
Death benefits	—	—	—	300,000	—
Monthly disability benefits	—	—	—	—	7,600
Value of accelerated stock options (2)	—	—	5,467	5,467	2,277

Michael A. Bent
Base Salary	—	86,000	172,000	—	—
Bonus	—	—	60,200	57,200	—
Medical continuation	—	6,924	6,924	—	—
Death benefits	—	—	—	300,000	—
Monthly disability benefits	—	—	—	—	8,000
Value of accelerated stock options (2)	—	—	7,743	7,743	4,553

(1)	Based on 2009 salary and cost information.

(2)	Calculated based on December 31, 2009 closing price of $0.5275 per share less strike price of each accelerated stock option with a strike price less than $0.5275.

The following “Compensation Committee Report” and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Peter Eio, Chairman
G. Irwin Gordon John F. Sasen, Sr.
April 5, 2010

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Our Compensation Committee consists of non-employee Directors only. No interlocking relationship existed during 2009 between our Executive Officers, members of our Board of Directors or members of our Compensation Committee, and the Executive Officers, members of the Board of Directors or members of the Compensation Committee of the Board of Directors of any other company.
AUDITOR FEES AND SERVICES
EKS&H was our independent registered public accountant for fiscal 2008 and 2009. The following table sets forth the aggregate fees billed by EKS&H for audit services rendered in connection with the consolidated financial statements and reports for fiscal years 2008 and 2009, respectively, and for other services rendered during 2008 and 2009 on behalf of Heska and its subsidiaries, as well as all out-of-pocket costs incurred in connection with these services which have been billed to Heska and its subsidiaries. Our Audit Committee has approved all of the below fees.

	EKS&H
	2008	2009
Audit Fees (1)	$287,280	$255,198
Audit Related Fees (2)	16,750	16,750
Tax Fees (3)	66,375	80,325
All Other Fees	—	—

Total	$370,405	$352,273

(1)	Audit fees represent fees for the audit of our annual financial statements, review of financial statements included in our Form 10-Q Quarterly Reports and services that are normally provided by the independent auditors in connection with statutory and regulatory filings including consents for historical audit opinions. EKS&H 2008 fees include an audit of the Company’s internal control over financial reporting.

(2)	Audit related fees are fees for the assurance and related services by the independent auditors that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” The services for fees disclosed under this category include the annual audit of our 401(k) Retirement Plan. 2009 data is an estimate.

(3)	2009 data contains certain estimates.
Pre-Approval Policy. Our Audit Committee pre-approves all auditing services and non-audit services not prohibited by law to be performed by our independent registered public accountant. Our Audit Committee also pre-approves all associated fees, except for de minimis amounts for non-audit services, which are approved by our Audit Committee prior to the completion of the audit. In February 2009, our Audit Committee approved EKS&H as our primary provider of tax compliance and return preparation services.

The following “Report of our Audit Committee” and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
REPORT OF OUR AUDIT COMMITTEE
The ultimate responsibility for good corporate governance rests with Heska Corporation’s Board of Directors (the “Board”), whose primary roles are oversight, counseling and direction to Heska Corporation’s management in the best long-term interests of Heska Corporation (“Heska” or the “Company”) and its stockholders. The Audit Committee of the Board (the “Audit Committee”) has been established for the purpose of overseeing the accounting and financial reporting processes of the Company and audits of Heska’s financial statements.
The Audit Committee operates under a written charter, a copy of which is available on Heska’s website at www.heska.com. As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its oversight and monitoring of Heska’s financial reporting, internal controls and audit function. Management is responsible for the preparation, presentation and integrity of Heska’s financial statements; accounting and financial reporting principles; internal controls; and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Audit Committee has hired an independent registered public accountant, who is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards. In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee has ultimate authority and responsibility to select, direct, compensate, evaluate and, when appropriate, replace Heska’s independent registered public accountant.
The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accountant, nor can the Audit Committee certify that the independent registered public accountant is “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management on the basis of the information it receives, discussions with management and the independent registered public accountant, and the experience of the Audit Committee’s members in business, financial and accounting matters. The Audit Committee has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisers hired by management.
In this context, during the year 2009, we met and held discussions with management and Ehrhardt Keefe Steiner & Hottman PC (“EKS&H”), Heska’s independent registered public accountant. Management represented to us that Heska’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and we have reviewed and discussed the consolidated financial statements with management and EKS&H. In Audit Committee meetings with EKS&H, we discussed matters as required by Statement of Auditing Standards No. 61 (Communication with Audit Committees). Our review included a discussion with management of the quality, not merely the acceptability, of Heska’s accounting principles, the reasonableness of significant estimates and judgments and the disclosure in Heska’s consolidated financial statements.
We received from EKS&H the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with EKS&H its independence. In reliance on the reviews and discussions noted above, and the report of the independent registered public accountant, we recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2009, and be filed with the Securities and Exchange Commission.

Heska was not required to have an audit of its internal control over financial reporting in 2009 as the Securities and Exchange Commission did not require registrants in Heska’s market value category to do so. We discussed the advisability of obtaining a voluntary audit of internal control over financial reporting with management and EKS&H. Ultimately, Heska decided not to proceed with a voluntary audit. This decision is a key factor in the year-over-year decline in audit fees from 2008 to 2009. Tax fees increased from 2008 to 2009 as the Company expects to be charged for more hours in this area in 2009 than in 2008, and because the Company is to pay EKS&H for quarterly tax estimates, a service the Company obtained from another provider in 2008.
Submitted by the Audit Committee of Heska’s Board of Directors:

William A. Aylesworth, Chairman
Peter Eio Louise L. McCormick
April 5, 2010

ADDITIONAL INFORMATION
“Householding” of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Heska and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Investor Relations, Heska Corporation, 3760 Rocky Mountain Avenue, Loveland, Colorado 80538.
OTHER MATTERS
Our Board knows of no other matters to be presented for stockholder action at our 2010 Annual Meeting. However, if other matters do properly come before our Annual Meeting or any adjournments or postponements thereof, our Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Jason A. Napolitano
Executive Vice President, Chief Financial Officer and Secretary
Heska Corporation
Loveland, Colorado
April 5, 2010

Appendix A
CERTIFICATE OF AMENDMENT
TO RESTATED
CERTIFICATE OF INCORPORATION
OF
HESKA CORPORATION
Heska Corporation, a corporation organized and existing under the laws of the State of Delaware, (the “Corporation”), does hereby certify that:
1. This Amendment to the Corporation’s Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
2. This Amendment to the Corporation’s Restated Certificate of Incorporation amends Article IV of the Corporation’s Restated Certificate of Incorporation, by deleting the existing Article IV in its entirety and substituting therefor a new Article IV to read in its entirety as follows:
ARTICLE IV
A. Authorized Stock. The total authorized stock of the Corporation, which shall be an aggregate of 175,000,000 shares, shall consist of three classes: (i) a class consisting of 75,000,000 shares of existing Common Stock having a par value of $0.001 per share (the “Original Common Stock”); (ii) a second class consisting of 75,000,000 shares of NOL Restricted Common Stock having a par value of $0.001 per share (the “Common Stock”, and together with the Original Common Stock, the “Common Stock Securities”); and (iii) a third class consisting of 25,000,000 shares of Preferred Stock having a par value of $0.001 per share (the “Preferred Stock”).
B. Preferred Stock. The Preferred Stock may be issued in any number of series, as determined by the Board of Directors. The Board of Directors may by resolution fix the designation and number of shares of any such series, and may determine, alter, or revoke the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series. The Board of Directors may thereafter in the same manner, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, increase or decrease the number of shares of any such series (but not below the number of shares of that series then outstanding). In case the number of shares of any series shall be decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

C. Common Stock Securities.
1. Relative Rights of Preferred Stock and Common Stock Securities. All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations or restrictions of the Common Stock Securities are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock.
2. Relative Rights of Original Common Stock and Common Stock. Except as otherwise provided in this Article IV, all shares of Original Common Stock and Common Stock shall be identical and shall entitle the holder thereof to the same preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations or restrictions.
3. Voting Rights. Except as otherwise required by law or this Restated Certificate of Incorporation, the holder or holders of Common Stock Securities shall vote together as one class, and each holder of Common Stock Securities shall have one vote in respect of each share of such stock held by such holder of record on the books of the corporation, for the election of directors and on all matters submitted to a vote of stockholders of the corporation.
4. Dividends. Subject to the preferential rights of the Preferred Stock, if any, the holders of shares of Common Stock Securities shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.
5. Liquidation, Dissolution or Winding Up. In the event of any dissolution, liquidation or winding up of the affairs of the corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, holders of Common Stock Securities shall be entitled, unless otherwise provided by law or this Restated Certificate of Incorporation, to receive all of the remaining assets of the corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock Securities held by them respectively.
6. Subdivisions and Combinations of Shares. The corporation shall not in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by stock split, stock dividend or otherwise) the outstanding Common Stock or Original Common Stock unless all outstanding Common Stock Securities are proportionately subdivided or combined.
7. Automatic Conversion. Each share of NOL Restricted Common Stock shall automatically be converted into the equivalent number of shares of Original Common Stock at the close of business of the Corporation on the Restriction Release Date.

Upon the occurrence of such automatic conversion, all shares of NOL Restricted Common Stock shall be converted without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, and shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate, except only the right to receive shares of Original Common Stock in exchange therefor. Upon the occurrence of such automatic conversion, the holders of NOL Restricted Common Stock shall, upon notice from the Corporation, surrender the certificates representing such shares at the office of the Corporation or of its transfer agent for the Common Stock. Thereupon, there shall be issued and delivered to such holder a certificate or certificates for the number of shares of Original Common Stock into which the shares of NOL Restricted Common Stock so surrendered were automatically converted. The Corporation shall not be obligated to issue such certificates unless certificates evidencing the shares of NOL Restricted Common Stock so converted are either delivered to the Corporation or any such transfer agent, or the holder notifies the Corporation that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith. Following such automatic conversion, all shares of NOL Restricted Common Stock so converted shall be retired and cancelled, and the Corporation shall not reissue any shares of NOL Restricted Common Stock. The Corporation shall, at all times prior to automatic conversion of the NOL Restricted Common Stock, cause to be authorized and reserved for issuance a number of shares of Original Common Stock sufficient to permit conversion of the NOL Restricted Common Stock.
D. Reclassification.
Immediately upon the effectiveness of the filing of this Certificate of Amendment to the Corporation’s Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each share of Original Common Stock issued and outstanding immediately prior to the Effective Time shall be reclassified as and converted into and shall become one share of NOL Restricted Common Stock (“Common Stock,” pursuant to the “Reclassification”).
The Reclassification of the shares of Original Common Stock into shares of Common Stock shall be deemed to occur at the Effective Time, regardless of when any certificate previously representing such shares of Original Common Stock (if such shares are held in certificated form) are physically surrendered to the Corporation in exchange for certificates representing shares of such Common Stock. Each certificate outstanding immediately prior to the Effective Time representing shares of Original Common Stock shall, until surrendered to the Corporation in exchange for a certificate representing such new number of shares of Common Stock, automatically represent from and after the Effective Time the reclassified number of shares of Common Stock. All options and rights issuable or issued with respect to Original Common Stock pursuant to any stock option plan, employee stock purchase plan or other stock plan of the Corporation prior to the Effective Time shall represent options and rights for the equivalent number of shares of Common Stock from and after the Effective Time.

E. Transfer Restrictions.
1. Certain Definitions. As used in this Section E:
“Acquire” or “Acquisition” and similar terms means the acquisition of record, legal, beneficial or any other ownership of Corporation Securities by any means, including, without limitation, (a) the exercise of any rights under any option, warrant, convertible security, pledge or other security interest or similar right to acquire shares, or (b) the entering into of any swap, hedge or other arrangement that results in the acquisition of any of the economic consequences of ownership of Corporation Securities, but shall not include the acquisition of any such rights unless, as a result, the acquirer would be considered an owner of Corporation Securities under the rules of Section 382 of the Code.
“Business Day” means any day, other than a Saturday, Sunday or day on which banks located in Denver, Colorado, are authorized or required by law to close.
“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
“Corporation Securities” means (a) shares of Common Stock Securities, (b) shares of Preferred Stock of any class or series of Preferred Stock (other than Preferred Stock that is not “stock” pursuant to Treasury Regulation Sections 1.382-2(a)(3) and 1.382-2T(f)(18)(ii) or any successor provision), (c) warrants, rights or options (within the meaning of Treasury Regulation Section 1.382-4(d), or any successor provision) to purchase Stock and (d) any other interests that would be treated as “stock” of the Corporation pursuant to Treasury Regulation Section 1.382-2T(f)(18), or any successor provision.
“Dispose” or “Disposition” means any direct or indirect sale, transfer, assignment, conveyance, pledge or other disposition or other action in any manner whatsoever, whether voluntary or involuntary, by operation of law or otherwise, by any Person or group that reduces the Percentage Stock Ownership of any Person or group.
“Entity” means an entity within the meaning of Treasury Regulation Section 1.382-3(a)(1).
Five Percent Shareholder” means (i) a Person or group of Persons that is identified as a “5-percent shareholder” of the Corporation pursuant to Treasury Regulation Section 1.382-2T(g)(1) (or any successor provision) or (ii) a Person that is a “first tier entity” or “higher tier entity” of the Corporation if that person has a “public group” or individual, or a “higher tier entity” of that Person has a “public group” or individual, that is treated as a “5-percent shareholder” of the Corporation pursuant to Treasury Regulation Section 1.382-2T(g) or any successor provision (where the terms “first tier entity,” “higher tier entity,” and “public group” are defined in Treasury Regulation Section 1.382-2T(f) or any successor provision) but excluding any “ public group” with respect to the Corporation, as that term is defined in Treasury Regulation Section 1.382-2T(f)(13) (or any successor provision). For the purposes of determining the existence and identity of, and the amount of Corporation Securities owned by, any Five Percent Shareholder, the Corporation is entitled to rely conclusively on (a) the existence and absence of filings of Schedules 13D or 13G under the Securities Exchange Act of 1934, as amended (or any similar schedules) as of any date, and (b) its actual knowledge of the ownership of the Corporation Securities.

“Percentage Stock Ownership” and similar terms means percentage Stock Ownership of any Person or group for purposes of Section 382 of the Code, as determined in accordance with Treasury Regulation Section 1.382-2T(g), (h), (j) and (k) (or any successor provision).
“Person” means an individual, corporation, estate, trust, association, limited liability company, partnership, joint venture or similar organization, and also includes a syndicate or group as those terms are used for the purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.
“Prohibited Transfer” means any purported Transfer of Corporation Securities to the extent that such a Transfer is prohibited and/or void under this Article IV.
“Restriction Release Date” means such date, after the Effective Time, that is the earlier of (i) the date that Section 382 of the Code or any successor statute is repealed if the Board of Directors determines in good faith that this Article IV is no longer necessary or advisable for preservation of the Tax Benefits, (ii) the date that the Board of Directors determines in good faith that it is in the best interests of the Corporation and its stockholders for the transfer restrictions set forth in this Article IV to terminate, or (iii) January 1, 2026. Any such determinations by the Board of Directors shall be set forth in a written resolution that is publicly announced or otherwise made available to stockholders.
“Restricted Holder” means a Person or group of Persons that (a) is a Five Percent Shareholder and Acquires or proposes to Acquire Corporation Securities, or (b) is proposing to Acquire Corporation Securities, and following such proposed Acquisition of Corporation Securities, would be a Five Percent Shareholder.
“Stock” means any interest that would be treated as “stock” of the Corporation pursuant to Treasury Regulation Sections 1.382-2(a)(3) and 1.382-2T(f)(18) (or any successor provisions).
“Stock Ownership” means any direct or indirect ownership of Stock, including any ownership by virtue of application of constructive ownership rules, with such direct, indirect and constructive ownership determined under the provisions of Section 382 of the Code.

“Tax Benefits” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of Section 382 of the Code, of the Corporation or any direct or indirect subsidiary thereof.
“Transfer” means any direct or indirect Acquisition or Disposition of Corporation Securities or other action in any manner whatsoever, whether voluntary or involuntary, by operation of law or otherwise, that alters the Percentage Stock Ownership of any Person or group, or any attempt to do any of the foregoing. A Transfer shall also include the creation or grant of an option (including within the meaning of Treasury Regulation Section 1.382-4(d)). A Transfer shall not include an issuance or grant of Corporation Securities by the Corporation.
“Treasury Regulation” means a Treasury Regulation promulgated under the Code.
2. Transfer Restrictions.
(a) From and after the Effective Time and prior to the Restriction Release Date, no Transfer shall be permitted, and any such purported Transfer shall be void ab initio, to the extent that after giving effect to such purported Transfer (or any series of Transfers of which such Transfer is a part), either (i) any Person or group of Persons shall become a Five Percent Shareholder, or (ii) the Percentage Stock Ownership interest in the Corporation of any Five Percent Shareholder shall be increased. The prior sentence is not intended to prevent the Corporation Securities from being DTC-eligible and shall not preclude the settlement of any transactions in the Corporation Securities entered into through the facilities of a national securities exchange or any national securities quotation system, provided, that if the settlement of the transaction would result in a Prohibited Transfer, such Transfer shall nonetheless be a Prohibited Transfer.
(b) The restrictions contained in this Article IV are for the purposes of reducing the risk that any “ownership change” of the Corporation Securities (as defined in the Code) may limit the Corporation’s ability to utilize its Tax Benefits. In connection therewith, and to provide for effective policing of these provisions, a Restricted Holder who proposes to Acquire Corporation Securities shall, prior to the date of the proposed Acquisition, request in writing (a “Request”) that the Board of Directors of the Corporation (or a committee thereof that has been appointed by the Board of Directors) review the proposed Acquisition and authorize or not authorize the proposed Acquisition in accordance with this Section E.2(b) of Article IV. A Request shall be mailed or delivered to the Secretary of the Corporation at the Corporation’s principal place of business, or telecopied to the Corporation’s telecopier number at its principal place of business. Such Request shall be deemed to have been received by the Corporation when actually received by the Secretary of the Corporation. A Request shall include (i) the name, address and telephone number of the Restricted Holder, (ii) a description of the Restricted Holder’s direct and indirect ownership of Corporation Securities, (iii) a description of the Corporation Securities that the Restricted Holder proposes to Acquire, (iv) the date on which the proposed Acquisition is expected to take place (or, if the Acquisition is proposed to be made by a Five Percent Shareholder in a transaction on a national securities exchange or any national securities quotation system, a statement to that effect), (v) the name of the proposed transferor of the Corporation Securities that the Restricted Holder proposes to Acquire (or, if the Acquisition is proposed to be made by a Five Percent Shareholder in a transaction on a national securities exchange or any national securities quotation system, a statement to that effect), and (vi) a request that the Board of Directors (or a committee thereof that has been appointed by the Board of Directors) authorize, if appropriate, the Acquisition pursuant to this Section E.2(b) of Article IV.

(c) The Board of Directors may authorize an Acquisition by a Restricted Holder, or otherwise determine to waive the application of any restrictions contained in this Article IV, if it determines, in its sole discretion, that, after taking into account the preservation of the Tax Benefits, such Acquisition or waiver would be in the best interests of the Corporation and its stockholders and in such cases, the restrictions set forth in Section E.2(a) of this Article IV shall not apply, notwithstanding the effect of any such authorization or waiver on the Tax Benefits. Any proposed Acquisition by a Restricted Holder that is not so authorized by the Board of Directors or subject to such a waiver shall be deemed a Prohibited Transfer. The Board of Directors may, in its sole discretion, impose any conditions that it deems reasonable and appropriate in connection with authorizing any such Acquisition by a Restricted Holder or granting such a waiver. In addition, the Board of Directors may, in its sole discretion, require such representations from the Restricted Holder or such opinions of counsel to be rendered by counsel selected by the Board of Directors, in each case as to such matters as the Board of Directors may determine. Any Restricted Holder who makes a Request to the Board of Directors shall reimburse the Corporation, on demand, for all costs and expenses incurred by the Corporation with respect to any proposed Acquisition of Corporation Securities subject to such Request, whether or not such Request is granted, including, without limitation, the Corporation’s costs and expenses incurred in determining whether to authorize the proposed Acquisition, which costs may include, but are not limited to, any expenses of counsel and/or tax advisors engaged by the Board of Directors to advise the Board of Directors or deliver an opinion thereto.
3. Treatment of Excess Securities.
(a) No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Transfer (the “Excess Securities”). The Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof. Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, such Corporation Securities shall cease to be Excess Securities.

(b) If the Board of Directors determines that a Prohibited Transfer has been recorded by an agent or employee of the Corporation notwithstanding the prohibition in Section E.3(a) of this Article IV, such recording and the Prohibited Transfer shall be void ab initio and have no legal effect and, upon written demand by the Corporation, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any dividends or other distributions that were received by the Purported Transferee from the Corporation with respect to the Excess Securities (the “Prohibited Distributions”), to an agent designated by the Board of Directors (the “Agent”). In the event of an attempted Prohibited Transfer involving the purchase or Acquisition of Corporation Securities in violation of this Article 4 by a Restricted Holder, the Agent shall thereupon sell to a buyer or buyers, which may include the Corporation or the purported transferor, the Excess Securities transferred to it in one or more arm’s-length transactions (including over a national securities exchange or national securities quotation system on which the Corporation Securities may be traded); provided, however, that the Agent, in its sole discretion, shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities, would adversely affect the value of the Corporation Securities or would be in violation of applicable securities laws. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender the Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, shall be deemed to hold in trust for the Agent, and shall be required to transfer to the Agent, any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section E.3(c) of this Article IV if the Agent, rather than the Purported Transferee, had resold the Excess Securities.
(c) The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee had previously resold the Excess Securities, any amounts received by it from a Purported Transferee, together with any Prohibited Distributions received by it, as follows: (i) first, to reimburse itself to the extent necessary to cover its costs and expenses incurred in accordance with its duties hereunder; (ii) second, to reimburse the Purported Transferee for the amounts paid by the Purported Transferee for the Excess Securities (or in the case of any Prohibited Transfer by gift, devise or inheritance or any other Prohibited Transfer without consideration, the fair market value, calculated on the basis of the closing market price for the Corporation Securities on the day before the Prohibited Transfer), and (iii) third, the remainder, if any, to the original transferor, or, if the original transferor cannot be readily identified, to the Company to the extent of any amounts owing to the Company pursuant to Section E.3(f) below, with the remainder, if any, to be donated to an entity designated by the Corporation’s Board of Directors that is described in Section 501(c) of the Code, contributions to which must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code. The recourse of any Purported Transferee with respect of any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (ii) of this Section E.3(c) of this Article IV. Except as may be required by law, in no event shall the proceeds of any sale of Excess Securities pursuant to this Article IV inure to the benefit of the Corporation or the Agent, except to the extent used to cover costs and expenses incurred by the Agent in performing its duties hereunder.

(d) In the event of any Transfer which does not involve a transfer of securities of the Corporation within the meaning of Delaware law (“Securities,” and individually, a “Security”) but which would cause a Five Percent Shareholder to violate a restriction on Transfers provided for in this Article IV, the application of Section E.3(b) and Section E.3(c) shall be modified as described in this Section E.3(d). In such case, no such Five Percent Shareholder shall be required to dispose of any interest that is not a Security, but such Five Percent Shareholder and/or any Person whose ownership of Securities is attributed to such Five Percent Shareholder shall be deemed to have disposed of and shall be required to dispose of sufficient Securities (which Securities shall be disposed of in the inverse order in which they were acquired) to cause such Five Percent Shareholder, following such disposition, not to be in violation of this Article IV. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Section E.3(b) and Section E.3(c), except that the maximum aggregate amount payable either to such Five Percent Shareholder, or to such other Person that was the record owner of such Excess Securities, in connection with such sale shall be the fair market value of such Excess Securities at the time of the purported Transfer. All expenses incurred by the Agent in disposing of such Excess Stock shall be paid out of any amounts due such Five Percent Shareholder or such other Person. The purpose of this Section E.3(d) is to extend the restrictions in Section E.2(a) and Section E.3(a) to situations in which there is a Five Percent Shareholder without a direct Transfer of Securities, and this Section E.3(d), along with the other provisions of this Article IV, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities.
(e) If the Purported Transferee fails to surrender to the Agent the Excess Securities or the proceeds of a sale thereof, or any Prohibited Distributions received by it, or to otherwise comply with Section E.3 of this Article IV, within thirty (30) days from the date on which the Corporation makes a demand pursuant to Section E.(3)(b) of this Article IV, or any written demand with respect to a deemed disposition pursuant to Section E.3(d) of this Article IV, then the Corporation may take such actions as it deems necessary or advisable to enforce the provisions hereof, and/or enjoin or rescind any violation hereof, including the institution of legal or equitable proceedings to compel such surrender.
(f) If any Person shall knowingly violate, or knowingly cause any other Person under control of such Person (a “Controlled Person”) to violate this Article IV, then that Person and any such Controlled Person shall be jointly and severally liable for, and shall pay to the Corporation, such amount as will, after taking account of all taxes imposed with respect to the receipt or accrual of such amount and all costs incurred by the Corporation as a result of such violation, put the Corporation in the same financial position as it would have been in had such violation not occurred.
4. Amendment of Transfer Restrictions. Notwithstanding the provisions of Article XII of the Corporation’s Restated Certificate of Incorporation, the Corporation may only amend or repeal any of the provisions set forth in this Section E. by the affirmative vote of the holders of two-thirds of the shares entitled to vote thereon.

5. Legends; Compliance
(a) All certificates reflecting Corporation Securities on or after the Effective Time shall, until the Restriction Release Date, bear a conspicuous legend in substantially the following form:
THE RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED (THE “CERTIFICATE OF INCORPORATION”), OF THE CORPORATION CONTAINS RESTRICTIONS PROHIBITING THE TRANSFER (AS DEFINED IN THE CERTIFICATE OF INCORPORATION) OF STOCK OF THE CORPORATION (INCLUDING THE CREATION OR GRANT OF CERTAIN OPTIONS, RIGHTS AND WARRANTS) WITHOUT THE PRIOR AUTHORIZATION OF THE BOARD OF DIRECTORS OF THE CORPORATION (THE “BOARD OF DIRECTORS”) IF SUCH TRANSFER AFFECTS THE PERCENTAGE OF STOCK OF THE CORPORATION (WITHIN THE MEANING OF SECTION 382 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) AND THE TREASURY REGULATIONS PROMULGATED THEREUNDER) THAT IS TREATED AS OWNED BY A FIVE PERCENT SHAREHOLDER UNDER THE CODE AND SUCH REGULATIONS. IF THE TRANSFER RESTRICTIONS ARE VIOLATED, THEN THE TRANSFER WILL BE VOID AB INITIO AND THE PURPORTED TRANSFEREE OF THE STOCK WILL BE REQUIRED TO TRANSFER EXCESS SECURITIES (AS DEFINED IN THE CERTIFICATE OF INCORPORATION) TO THE CORPORATION’S AGENT. IN THE EVENT OF A TRANSFER WHICH DOES NOT INVOLVE SECURITIES OF THE CORPORATION WITHIN THE MEANING OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE (“SECURITIES”) BUT WHICH WOULD VIOLATE THE TRANSFER RESTRICTIONS, THE PURPORTED TRANSFEREE (OR THE RECORD OWNER) OF THE SECURITIES WILL BE REQUIRED TO TRANSFER SUFFICIENT SECURITIES PURSUANT TO THE TERMS PROVIDED FOR IN THE CORPORATION’S CERTIFICATE OF INCORPORATION TO CAUSE THE FIVE PERCENT STOCKHOLDER TO NO LONGER BE IN VIOLATION OF THE TRANSFER RESTRICTIONS. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO ANY PROPERLY INTERESTED PERSON A COPY OF THE CERTIFICATE OF INCORPORATION, CONTAINING THE ABOVE-REFERENCED TRANSFER RESTRICTIONS, UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.”
The Board of Directors may also require that any certificates issued by the Corporation evidencing ownership of shares of Stock that are subject to conditions imposed by the Board of Directors under Section E.2(b) of this Article IV also bear a conspicuous legend referencing the applicable restrictions.
(b) The Corporation shall have the power to make appropriate notations upon its stock transfer records and to instruct any transfer agent, registrar, securities intermediary or depository with respect to the requirements of this Article IV for any uncertificated Corporation Securities or Corporation Securities held in an indirect holding system. At the request of the Corporation, or as a condition to the registration of the Transfer of any Stock, any Person who is a beneficial, legal or record holder of Stock, and any proposed transferee of such Stock and any Person controlling, controlled by or under common control with the proposed transferee of such Stock, shall provide such information as the Corporation may request from time to time in order to determine compliance with this Article IV or the status of the Tax Benefits of the Corporation.

(c) Nothing contained in this Article IV shall limit the authority of the Board of Directors of the Corporation to take such other action to the extent permitted by law as it deems necessary or advisable to preserve the Corporation’s Tax Benefits. The Board of Directors of the Corporation shall have the power to determine all matters necessary for determining compliance with this Article IV, including, without limitation, determining (i) the identification of Five Percent Shareholders and Restricted Holders, (ii) whether a Transfer or proposed Transfer is a Prohibited Transfer, (iii) the Percentage Stock Ownership in the Corporation of any Five Percent Shareholders and Restricted Holders, (iv) whether an instrument or right constitutes a Corporation Security, (v) the amount (or fair market value) due to a Purported Transferee, (vi) the interpretation of the provisions of this Article IV, and (vii) any other matters which the Board of Directors deems relevant. In addition, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind Bylaws, regulations and procedures of the Corporation not inconsistent with the express provisions of this Article IV for purposes of determining whether any Transfer of Stock would jeopardize the Corporation’s ability to preserve or use the Tax Benefits, or for the orderly application, administration and implementation of the provisions of this Article IV. In the case of an ambiguity in the application of any of the provisions of this Article IV, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event that this Article IV requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article IV. All actions, calculations, interpretations and determinations that are done or made by the Board of Directors in good faith pursuant to this Article IV shall be final, conclusive and binding on the Corporation, the Agent, and all other parties to a Transfer; provided, however, that the Board of Directors may delegate all or any portion of its duties and powers under this Article IV to a committee of the Board of Directors as it deems advisable or necessary. All references in this Article IV to the Code and the regulations promulgated thereunder shall be deemed to include any successor provision.
(d) To the fullest extent permitted by law, the Corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer or the chief accounting officer of the Corporation or of the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this Article IV, and the members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith.

(e) Nothing contained in this Article IV shall be construed to give any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Article IV. This Article IV shall be for the sole and exclusive benefit of the Corporation and the Agent.
(f) With regard to any power, restriction, remedy or right provided herein or otherwise available to the Corporation or the Agent provided under this Article IV, (i) no waiver will be effective unless expressly contained in writing signed by the waiving party; and (ii) no waiver alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.
(g) If any provision of this Article IV or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article IV.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Certificate of Amendment to the Corporation’s Restated Certificate of Incorporation has been executed by a duly authorized officer of the corporation on this the [       ]th day of [       ] 2010.
Heska Corporation
By:
Name:
Title:

Appendix B
Heska Corporation
1997 Employee Stock Purchase Plan
AS AMENDED AND RESTATED, EFFECTIVE May 4, 2010

Heska Corporation
1997 Employee Stock Purchase Plan
As Amended and Restated, Effective May 4, 2010
SECTION 1. PURPOSE OF THE PLAN.
The Plan was adopted by the Board on April 23, 1997. The purpose of the Plan is to provide Eligible Employees with an opportunity to increase their proprietary interest in the success of the Company by purchasing Stock from the Company on favorable terms and to pay for such purchases through payroll deductions. The Plan is intended to qualify under section 423 of the Code.
The Plan was amended and restated on May 16, 2002, February 6, 2004, February 24, 2005 and June 17, 2008. The Plan is now amended and restated, effective May 4, 2010.
SECTION 2. ADMINISTRATION OF THE PLAN.
(a) Committee Composition. The Plan shall be administered by the Committee. The Committee shall consist exclusively of one or more directors of the Company, who shall be appointed by the Board.
(b) Committee Responsibilities. The Committee shall interpret the Plan and make all other policy decisions relating to the operation of the Plan. The Committee may adopt such rules, guidelines and forms as it deems appropriate to implement the Plan. The Committee’s determinations under the Plan shall be final and binding on all persons.
SECTION 3. ENROLLMENT AND PARTICIPATION.
(a) Offering Periods. While the Plan is in effect, two overlapping Offering Periods shall commence in each calendar year. Beginning on July 1, 2008, the Offering Periods shall consist of the five-year periods commencing on each January 1 and July 1.
(b) Accumulation Periods. While the Plan is in effect, two Accumulation Periods shall commence in each calendar year. Beginning on July 1, 2008, the Accumulation Periods shall consist of the six-month periods commencing on each January 1 and July 1.
(c) Enrollment. Any individual who, on the day preceding the first day of an Offering Period, qualifies as an Eligible Employee may elect to become a Participant in the Plan for such Offering Period by executing the prescribed form, which shall be filed with the Company at the prescribed location prior to the commencement of such Offering Period.
(d) Duration of Participation. Once enrolled in the Plan, a Participant shall continue to participate in the Plan until he or she ceases to be an Eligible Employee, withdraws from the Plan under Section 5(a) or is withdrawn from the Plan under Section 5(b). A Participant who withdrew from the Plan under Section 5(a) or was withdrawn from the Plan under Section 5(b) may again become a Participant, if he or she then is an Eligible Employee, by following the procedure described in Subsection (c) above.

(e) Applicable Offering Period. One Offering Period may apply to a Participant at one time. The applicable Offering Period for a given Participant shall be determined as follows:
(i) Once a Participant is enrolled in the Plan for an Offering Period, such Offering Period shall continue to apply to him or her until the earliest of (A) the end of such Offering Period, (B) the end of his or her participation under Subsection (d) above, (C) enrollment by the Participant in a subsequent Offering Period following a written request on the prescribed form to enroll in an immediately subsequent Offering Period filed with the Company at the prescribed location prior to the commencement of such subsequent Offering Period, which shall only be effective if such Participant has designated on the enrollment form filed with the Company at the prescribed location prior to the commencement of such subsequent Offering Period that he or she elects to have withheld at least 1% of Compensation in the first month of such subsequent Offering Period or (D) automatic enrollment in a subsequent Offering Period under Paragraph (ii) below.
(ii) In the event that the Fair Market Value of Stock on the last trading day before the commencement of the Offering Period in which the Participant is enrolled is higher than on the last trading day before the commencement of any subsequent Offering Period, the Participant shall automatically be enrolled for such subsequent Offering Period if the Participant has designated on the enrollment form filed with the Company at the prescribed location prior to the commencement of such subsequent Offering Period that he or she elects to have withheld at least 1% of Compensation in the first month of such subsequent Offering Period, unless the Participant has filed a written request on the prescribed form not to be enrolled in such subsequent Offering Period with the Company at the prescribed location prior to the commencement of such subsequent Offering Period.
(iii) When a Participant reaches the end of an Offering Period but his or her participation is to continue as the Participant has not discontinued payroll deductions under Section 4(d) at the end of such Offering Period, then such Participant shall be enrolled automatically for the Offering Period that commences immediately thereafter unless such Participant does not comply with the five percent limit outlined in Section 8(a) and in which case such Participant shall be enrolled automatically in the next available Offering Period in which such Participant complies with the five percent limit outlined in Section 8(a) unless such Participant has ceased to participate in the Plan under Section 3(d).
SECTION 4. EMPLOYEE CONTRIBUTIONS.
(a) Frequency of Payroll Deductions. A Participant may purchase shares of Stock under the Plan solely by means of payroll deductions. Payroll deductions, as designated by the Participant pursuant to Subsection (b) below, shall occur on each payday during participation in the Plan.
(b) Amount of Payroll Deductions. An Eligible Employee shall designate on the prescribed form the portion of his or her Compensation that he or she elects to have withheld for the purchase of Stock. Such portion shall be a whole percentage of the Eligible Employee’s Compensation, but not less than 1% nor more than 10%. Any other provision of the Plan notwithstanding, no Participant shall have more than $25,000 withheld in the aggregate during all Accumulation Periods ending in the same calendar year. If a Participant is precluded by this Subsection (b) from making additional payroll deductions, then his or her payroll deductions shall be discontinued automatically and shall resume at the beginning of the earliest Accumulation Period ending in the next calendar year (if he or she then is an Eligible Employee).

(c) Changing Withholding Rate. If a Participant wishes to change the rate of payroll withholding, he or she may do so by filing the prescribed form with the Company at the prescribed location at any time. The new withholding rate shall be effective as soon as reasonably practicable after such form has been received by the Company. The new withholding rate shall be a whole percentage of the Eligible Employee’s Compensation, but not less than 1% nor more than 10%.
(d) Discontinuing Payroll Deductions. If a Participant wishes to discontinue employee contributions entirely, he or she may do so by filing the prescribed form with the Company at the prescribed location at any time. Payroll withholding shall cease as soon as reasonably practicable after such form has been received by the Company. (In addition, employee contributions may be discontinued automatically pursuant to Section 4(b) or 8(b).) A Participant who has discontinued employee contributions may resume such contributions by filing the prescribed form with the Company at the prescribed location. Payroll withholding shall resume as soon as reasonably practicable after such form has been received by the Company.
(e) Limit on Number of Elections. No Participant shall make more than two elections under Subsection (c) or (d) above, combined, during any Accumulation Period.
SECTION 5. WITHDRAWAL FROM THE PLAN.
(a) Withdrawal. A Participant may elect to withdraw from the Plan by filing the prescribed form with the Company at the prescribed location at any time before the last day of an Accumulation Period. As soon as reasonably practicable thereafter, payroll deductions shall cease and the entire amount credited to the Participant’s Plan Account shall be refunded to him or her in cash, without interest. No partial withdrawals shall be permitted.
(b) Failure to Participate. A participant who did not purchase Stock under the Plan during an Accumulation Period due to a decision to discontinue employee contributions under Section 4(d) shall be deemed as failing to participate in the Plan and shall be withdrawn from the Plan automatically. As soon as reasonably practicable thereafter, the entire amount credited to the Participant’s Plan Account shall be refunded to him or her in cash, without interest.
(c) Re-Enrollment After Withdrawal. A former Participant who has withdrawn or was withdrawn from the Plan shall not be a Participant until he or she re-enrolls in the Plan under Section 3(c). Re-enrollment may be effective only at the commencement of an Offering Period.
SECTION 6. CHANGE IN EMPLOYMENT STATUS.
(a) Termination of Employment. Termination of employment as an Eligible Employee for any reason, including death, shall be treated as an automatic withdrawal from the Plan under Section 5(a). (A transfer from one Participating Company to another shall not be treated as a termination of employment.)
(b) Leave of Absence. For purposes of the Plan, employment shall not be deemed to terminate when the Participant goes on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of service for such purpose is expressly required by the terms of such leave or by applicable law (as determined by the Company). Employment, however, shall be deemed to terminate 90 days after the Participant goes on a leave, unless a contract or statute protects his or her right to return to work. Employment shall be deemed to terminate in any event when the approved leave ends, unless the Participant immediately returns to work.

(c) Death. In the event of the Participant’s death, unless otherwise prohibited by law, the amount credited to his or her Plan Account shall be paid to a beneficiary designated by him or her for this purpose on the prescribed form or, if none, to the Participant’s estate. Such form shall be valid only if it was filed with the Company at the prescribed location before the Participant’s death and is not otherwise prohibited by law.
SECTION 7. PLAN ACCOUNTS AND PURCHASE OF SHARES.
(a) Plan Accounts. The Company shall maintain a Plan Account on its books in the name of each Participant. Whenever an amount is deducted from the Participant’s Compensation under the Plan, such amount shall be credited to the Participant’s Plan Account. Amounts credited to Plan Accounts shall not be trust funds and may be commingled with the Company’s general assets and applied to general corporate purposes. No interest shall be credited to Plan Accounts.
(b) Purchase Price. The Purchase Price for each share of Stock purchased at the close of an Accumulation Period shall be 85% of the Fair Market Value of such share on the last trading day in such Accumulation Period.
(c) Number of Shares Purchased. As of the last day of each Accumulation Period, each Participant shall be deemed to have elected to purchase the number of shares of Stock calculated in accordance with this Subsection (c), unless the Participant has previously elected to withdraw from the Plan in accordance with Section 5(a). The amount then in the Participant’s Plan Account shall be divided by the Purchase Price, and the number of shares that results shall be purchased from the Company with the funds in the Participant’s Plan Account. The foregoing notwithstanding, no Participant shall purchase more than 2,500 shares of Stock with respect to any Accumulation Period nor more than the amounts of Stock set forth in Sections 8(b) and 12(a). Any fractional share, as calculated under this Subsection (c), shall be rounded down to the next lower whole share.
(d) Available Shares Insufficient. In the event that the aggregate number of shares that all Participants elect to purchase during an Accumulation Period exceeds the maximum number of shares remaining available for issuance under Section 12(a), then the number of shares to which each Participant is entitled shall be determined by multiplying the number of shares available for issuance by a fraction, the numerator of which is the number of shares that such Participant has elected to purchase and the denominator of which is the number of shares that all Participants have elected to purchase.
(e) Issuance of Stock. Certificates representing the shares of Stock purchased by a Participant under the Plan shall be issued to him or her as soon as reasonably practicable after the close of the applicable Accumulation Period, except that the Committee may determine that such shares shall be held for each Participant’s benefit by a broker designated by the Committee (unless the Participant has elected that certificates be issued to him or her). Shares may be registered in the name of the Participant or jointly in the name of the Participant and his or her spouse as joint tenants with right of survivorship or as community property.

(f) Unused Cash Balances. An amount remaining in the Participant’s Plan Account that represents the Purchase Price for any fractional share shall be carried over in the Participant’s Plan Account to the next Accumulation Period. Any amount remaining in the Participant’s Plan Account that represents the Purchase Price for whole shares that could not be purchased by reason of Subsection (c) above, Section 8(b) or Section 12(a) shall be refunded to the Participant in cash, without interest.
SECTION 8. LIMITATIONS ON STOCK OWNERSHIP.
(a) Five Percent Limit. Any other provision of the Plan notwithstanding, no Participant shall be granted a right to purchase Stock under the Plan if such Participant, immediately after his or her election to purchase such Stock, would own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any parent or Subsidiary of the Company. For purposes of this Subsection (a), the following rules shall apply:
(i) Ownership of stock shall be determined after applying the attribution rules of section 424(d) of the Code;
(ii) Each Participant shall be deemed to own any stock that he or she has a right or option to purchase under this or any other plan; and
(iii) Each Participant shall be deemed to have the right to purchase 25,000 shares of Stock under this Plan with respect to each Offering Period.
(b) $25,000 Limit. Any other provision of the Plan notwithstanding, no Participant shall purchase Stock with a Fair Market Value (determined at the time such purchase right option is granted) in excess of $25,000 during any calendar year under this Plan and all other employee stock purchase plans of the Company or any parent or Subsidiary of the Company. For purposes of this Subsection (b), employee stock purchase plans not described in section 423 of the Code shall be disregarded. If a Participant is precluded by this Subsection (b) from purchasing additional Stock under the Plan, then his or her employee contributions shall automatically be discontinued and shall resume at the beginning of the earliest Accumulation Period ending in the next calendar year (if he or she has remained a continuous Participant).
SECTION 9. RIGHTS NOT TRANSFERABLE.
The rights of any Participant under the Plan, or any Participant’s interest in any Stock or moneys to which he or she may be entitled under the Plan, shall not be transferable by voluntary or involuntary assignment or by operation of law, or in any other manner other than by beneficiary designation or the laws of descent and distribution. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interest under the Plan, other than by beneficiary designation or the laws of descent and distribution, then such act shall be treated as an election by the Participant to withdraw from the Plan under Section 5(a).
SECTION 10. NO RIGHTS AS AN EMPLOYEE.
Nothing in the Plan or in any right granted under the Plan shall confer upon the Participant any right to continue in the employ of a Participating Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Participating Companies or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her employment at any time and for any reason, with or without cause.

SECTION 11. NO RIGHTS AS A STOCKHOLDER.
A Participant shall have no rights as a stockholder with respect to any shares of Stock that he or she may have a right to purchase under the Plan until such shares have been purchased on the last day of the applicable Accumulation Period.
SECTION 12. STOCK OFFERED UNDER THE PLAN.
(a) Authorized Shares. The aggregate number of shares of Stock available for purchase under the Plan shall be 3,250,000, subject to adjustment pursuant to this Section 12.
(b) Anti-Dilution Adjustments. The aggregate number of shares of Stock offered under the Plan, the 2,500-share limitation described in Section 7(c) and the price of shares that any Participant has elected to purchase shall be adjusted proportionately as directed by the Committee for any increase or decrease in the number of outstanding shares of Stock resulting from a subdivision or consolidation of shares or the payment of a stock dividend, any other increase or decrease in such shares effected without receipt or payment of consideration by the Company, the distribution of the shares of a Subsidiary to the Company’s stockholders or a similar event.
(c) Reorganizations. Any other provision of the Plan notwithstanding, immediately prior to the effective time of a Change in Control, the Offering Period and Accumulation Period then in progress shall terminate, shares shall be purchased pursuant to Section 7 and any remaining unused balance in a given Participant’s Plan Account shall be returned to such Participant. In the event of a merger or consolidation to which the Company is a constituent corporation and which does not constitute a Change in Control, the Plan shall continue unless the plan of merger or consolidation provides otherwise. The Plan shall in no event be construed to restrict in any way the Company’s right to undertake a dissolution, liquidation, merger, consolidation or other reorganization.
SECTION 13. AMENDMENT OR DISCONTINUANCE.
The Board shall have the right to amend, suspend or terminate the Plan at any time and without notice. Except as provided in Section 12, any increase in the aggregate number of shares of Stock to be issued under the Plan shall be subject to approval by a vote of the stockholders of the Company. In addition, any other amendment of the Plan shall be subject to approval by a vote of the stockholders of the Company to the extent required by an applicable law or regulation.
SECTION 14. DEFINITIONS.
(a) “Accumulation Period” means a six-month period during which contributions may be made toward the purchase of Stock under the Plan, as determined pursuant to Section 3(b).
(b) “Board” means the Board of Directors of the Company, as constituted from time to time.
(c) “Change in Control” means:
(i) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization; or
(ii) The sale, transfer or other disposition of all or substantially all of the Company’s assets or the complete liquidation or dissolution of the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
(d) “Code” means the Internal Revenue Code of 1986, as amended.
(e) “Committee” means a committee of the Board, as described in Section 2.
(f) “Company” means Heska Corporation, a Delaware corporation.
(g) “Compensation” means (i) the total compensation paid in cash to a Participant by a Participating Company, including salaries, wages, bonuses, incentive compensation, commissions and overtime pay, plus (ii) any pre-tax contributions made by the Participant under Section 401(k) or 125 of the Code. Compensation shall exclude moving or relocation allowances, car allowances, imputed income attributable to cars or life insurance, fringe benefits, contributions to employee benefit plans and similar items. The Committee shall determine whether a particular item is included in Compensation.
(h) “Eligible Employee” means any employee of a Participating Company whose customary employment is for more than five months per calendar year and for more than 20 hours per week. The foregoing notwithstanding, an individual shall not be considered an Eligible Employee if his or her participation in the Plan is prohibited by the law of any country which has jurisdiction over him or her or if he or she is subject to a collective bargaining agreement that does not provide for participation in the Plan.
(i) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(j) “Fair Market Value” means the market price of Stock, determined by the Committee as follows:
(i) If Stock is normally listed on the Nasdaq Stock Market, then the Fair Market Value shall be equal to the last transaction price reported by the Nasdaq Stock Market;
(ii) If provision (i) above is not applicable and Stock is normally listed on a stock exchange, then the Fair Market Value shall be equal to the last transaction price reported by such stock exchange;
(iii) If provisions (i) and (ii) above are not applicable and Stock was traded over-the-counter on the date in question, then the Fair Market Value shall be equal to the last transaction price reported by the principal automated inter-dealer quotation system on which Stock is quoted or, if the Stock is not quoted on any such system, by the “Pink Sheets” published by the National Quotation Bureau, Inc.; and

(iv) If none of the foregoing provisions is applicable or may be implemented, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.
Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices as reported directly to the Company by the Nasdaq Stock Market or a comparable exchange or as reported in The Wall Street Journal. Such determination shall be conclusive and binding on all persons.
(k) “Offering Period” means the five-year period with respect to which the right to purchase Stock may be granted under the Plan and during which contributions may be made toward the purchase of Stock under the Plan, as determined pursuant to Section 3(a).
(l) “Participant” means an Eligible Employee who elects to participate in the Plan, as provided in Section 3(c).
(m) “Participating Company” means (i) the Company and (ii) each present or future Subsidiary designated by the Committee as a Participating Company.
(n) “Plan” means this Heska Corporation 1997 Employee Stock Purchase Plan, as it may be amended from time to time.
(o) “Plan Account” means the account established for each Participant pursuant to Section 7(a).
(p) “Purchase Price” means the price at which Participants may purchase Stock under the Plan, as determined pursuant to Section 7(b).
(q) “Stock” means the Common Stock of the Company.
(r) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

SECTION 15. EXECUTION.
To record the most recent amendment of the Plan by the Board or its Committee on May 4, 2010, the Company has caused its authorized officer to execute the same.

Heska Corporation
By:
Title: Chairman and Chief Executive Officer

Heska Corporation

Holder Account Number
C 1234567890 J N T
☐ Mark this box with an X if you have made changes to your name or address details above.

2010 Annual Meeting Proxy Card

A.	Election of Directors
The Board of Directors recommends a vote “FOR” the listed nominees.

1.	Election of two Directors to serve for a three-year term that expires at the 2013 Annual Meeting or until their respective successors have been elected and qualified.

		For	Withhold

01—Peter Eio
02—G. Irwin Gordon
B	Issues
The Board of Directors recommends a vote “FOR” each of the following:

		For	Against	Abstain
2.	To adopt a certificate of amendment to our Restated Certificate of Incorporation to reclassify our common stock and add stock transfer restrictions to preserve value of our tax net operating losses.

3.	To amend and restate the 1997 Employee Stock Purchase Plan including an increase in the number of shares available under the plan by 500,000 shares.

4.	To ratify the appointment of Ehrhardt Keefe Steiner & Hottman PC as Heska Corporation’s independent registered public accountant.

5.	To consider such other business as may properly come before the 2010 Annual Meeting.
C	Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
Please date and sign exactly as your name or names appear herein. Corporate or partnership proxies should be signed in full corporate or partnership name by an authorized person. Persons signing in a fiduciary capacity should indicate their full title in such capacity.
Signature 1—Please keep signature within the box Signature 2—Please keep signature within the box Date (mm/dd/yyyy)

		/	/
1 U PX	H H H	PPPP	001808

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Proxy—Heska Corporation
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Robert B. Grieve, Ph.D., Jason A. Napolitano and Michael A. Bent, and each of them, as proxies, with full power of substitution, and hereby authorizes them to represent and vote, as designated below, all shares of the Common Stock of Heska Corporation, a Delaware corporation (the “Company”), held of record by the undersigned on March 24, 2010, at the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the corporate offices of the Company located at 3760 Rocky Mountain Avenue, Loveland, Colorado 80538 at 9:00 a.m., local time, on Tuesday, May 4, 2010, or at any adjournment or postponement thereof, with all the powers that the undersigned would have if personally present at the meeting.
The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, dated April 5, 2010, and a copy of Heska Corporation’s corporate 2009 Annual Report as well as a copy of Heska Corporation’s annual report on Form 10-K/A for the year ended December 31, 2009 as filed with the Securities and Exchange Commission. The undersigned hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this proxy and, by filing this proxy with the Secretary of Heska Corporation, gives notice of such revocation. This proxy when properly executed will be voted in accordance with the specifications made by the undersigned stockholder.
IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, FOR ADOPTION OF THE CERTIFICATE OF AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION, FOR THE AMENDMENT AND RESTATEMENT OF THE 1997 EMPLOYEE STOCK PURCHASE PLAN, FOR THE RATIFICATION OF EHRHARDT KEEFE STEINER & HOTTMAN PC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANT AND AT THE DISCRETION OF THE PROXIES ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED.
PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON MAY 4, 2010
The Proxy Statement, this Proxy Card and our annual report on Form 10-K/A for the year ended December 31, 2009 are available at
https://materials.proxyvote.com/42805E.

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